Form 10-K405, Exhibit 13
period 1999-12-31
CONOCO INC /DE
filed 2000-03-13
CIK 1066806

                                                                      EXHIBIT 13


                                FINANCIAL REVIEW


                                                                                                            PAGE
                                                                                                            ----

Management's Discussion and Analysis of Financial Condition and Results of Operations....................    28

Report of Management.....................................................................................    43

Audited Consolidated Financial Statements

   Report of Independent Accountants.....................................................................    43

   Consolidated Statement of Income - Years Ended December 31, 1999, 1998 and 1997.......................    44

   Consolidated Balance Sheet - at December 31, 1999 and 1998............................................    45

   Consolidated Statement of Stockholders' Equity/Owner's Net Investment and Accumulated
     Other Comprehensive Loss - Years Ended December 31, 1999, 1998 and 1997.............................    46

   Consolidated Statement of Cash Flows - Years Ended December 31, 1999, 1998 and 1997...................    47

   Notes to Consolidated Financial Statements............................................................    48

Unaudited Financial Information

   Supplemental Petroleum Data...........................................................................    71

   Consolidated Quarterly Financial Data - 1999 and 1998.................................................    77

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

GENERAL

     References to "Conoco," "we" or "us" are references to Conoco Inc. and its consolidated subsidiaries.

     This annual report includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify our forward-looking statements by the words "expects," "intends," "plans," "projects," "believes," "estimates" and similar expressions.

     We have based the forward-looking statements relating to our operations on our current expectations, and on estimates and projections about Conoco and the petroleum industry in general. We caution you that these statements are not guarantees of future performance and involve risks, uncertainties and assumptions that we cannot predict. In addition, we have based many of these forward-looking statements on assumptions about future events that may prove to be inaccurate. Accordingly, our actual outcomes and results may differ materially from what we have expressed or forecasted in the forward-looking statements. Any differences could result from a variety of factors including the following:

     o fluctuations in crude oil and natural gas prices and refining and marketing margins;

     o failures or delays in achieving expected production from existing and future oil and gas development projects;

     o uncertainties inherent in predicting oil and gas reserves and oil and gas reservoir performance;

     o    lack of exploration success;

     o disruption or interruption of our production facilities due to accidents or political events;

     o    international monetary conditions and exchange controls;

     o    liability for remedial actions under environmental regulations;

     o    liability resulting from litigation;

     o    world economic and political conditions; or

     o    changes in tax and other laws applicable to our business.

     The discussion and analysis of Conoco's financial condition and results of operations should be read in conjunction with Conoco's consolidated financial statements included in this report.

     The initial public offering of the Class A common stock of Conoco commenced on October 21, 1998. The initial public offering consisted of approximately 191 million shares of Class A common stock issued at a price of $23 per share, and represented E.I. du Pont de Nemours and Company's (DuPont) first step in the planned divestiture of Conoco. After the initial public offering, DuPont owned 100 percent of Conoco's Class B common stock (approximately 437 million shares), representing approximately 70 percent of Conoco's outstanding common stock and approximately 92 percent of the combined voting power of all classes of voting stock of Conoco. On August 6, 1999, DuPont concluded an exchange offer to its stockholders which resulted in all 437 million shares of Class B common stock being distributed to DuPont stockholders. The exchange offer was the final step in DuPont's planned divestiture of Conoco.

     Prior to the date of the initial public offering, operations were conducted by Conoco and, in some cases, subsidiaries of DuPont. The accompanying consolidated financial statements for these periods are presented on a carve-out basis prepared from DuPont's historical accounting records, and include the historical operations of both entities owned by Conoco and operations transferred to Conoco by DuPont at the time of the initial public offering. In this context, no direct ownership relationship existed among all the various units comprising Conoco. Accordingly, net cash contributions to/from owner prior to the initial public offering included funds transferred between Conoco and DuPont for operating needs, cash dividends paid and other equity transactions.

     Effective at the time of the initial public offering, Conoco's capital structure was established and the transfer to Conoco of certain subsidiaries previously owned by DuPont was substantially complete, resulting in direct ownership of those subsidiaries. Accordingly, for periods subsequent to the initial public offering, financial information is presented on a consolidated basis.

     The consolidated statement of income includes all revenues and costs directly attributable to Conoco. These costs directly attributable to Conoco include costs for facilities, functions and services used by Conoco at shared sites and costs for certain functions and services performed by centralized DuPont organizations and directly charged to Conoco based on usage. In addition, services performed by Conoco on DuPont's behalf were directly charged to DuPont. The results of operations also include allocations of DuPont's general corporate expenses through the date of the initial public offering.

     Prior to the date of the initial public offering, all charges and allocations of cost for facilities, functions and services performed by DuPont organizations for Conoco are deemed paid by Conoco to DuPont, in cash, in the period in which the cost was recorded in the consolidated financial statements. Allocations of current income taxes receivable or payable are similarly considered remitted, in cash, by or to DuPont in the period the related income taxes were recorded. Subsequent to the initial public offering, such costs are billed directly under transitional service agreements, and income taxes are paid directly to the taxing authorities, or to DuPont, as appropriate.

     All of the allocations and estimates in the consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Conoco had been operated as a separate entity for periods prior to the initial public offering.

     Conoco has four reporting segments for its upstream and downstream businesses, reflecting geographic division between the United States and international. Upstream operating segment activities include exploring for, developing, producing and selling crude oil, natural gas and natural gas liquids. Downstream operating segment activities include refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products, and transporting, distributing and marketing petroleum products. Corporate and other includes general corporate expenses, financing costs and other non-operating items, results for power, and related-party insurance operations.

     Conoco considers portfolio optimization to be an ongoing business strategy and continuously seeks to rationalize its investment portfolio in order to maximize profitability. Over the past five years, Conoco has generated proceeds of approximately $2,020 million, averaging about $404 million a year, through the disposal of marginal and non-strategic producing properties, by upgrading and redirecting its exploration portfolio and by increasing its ownership in large-scale properties. As a result, we have increased production by 8 percent on a barrel-of-oil-equivalent (BOE) basis while undergoing this rationalization. Our policy is to report material gains and losses from individual asset sales as special items when reporting consolidated net income.

     Conoco conducts its activities through wholly and majority owned subsidiaries and, increasingly, through equity affiliates. This trend of conducting business in the petroleum industry through equity affiliates is expected to increase in the future as Conoco attempts to minimize either the capital or political risks associated with new large-scale, high-impact projects and capture synergies leading to growth opportunities.

     Conoco's profitability is largely determined by the difference between prices received for crude oil, natural gas, natural gas liquids and refined products produced and the costs of finding, developing, producing, refining and marketing these resources. Conoco has no control over many factors affecting prices for its products. Prices for crude oil, natural gas and refined products may fluctuate widely in response to changes in global and regional supply, political developments and the ability of the Organization of Petroleum Exporting Countries (OPEC) and other producing nations to set and maintain production levels and prices.

     Crude oil prices increased substantially in 1999. West Texas Intermediate closed at $25.60 per barrel on December 31, 1999, an increase of $13.55 from $12.05 per barrel on December 31, 1998. The 12-year lows, as measured in absolute dollars, and 25-year lows, as measured in inflation-adjusted dollars, experienced during 1998 had a significant negative impact on Conoco's financial results in 1998 and continued to negatively impact 1999 financial results in the first half of the year. Low refining and marketing margins also negatively impacted earnings as high refined product inventory levels at the beginning of the year combined with crude price increases throughout the year to reduce margins.

     Prices for crude oil, natural gas and refined products are also affected by changes in demand for these products. Changes may result from global events, as well as supply and demand in industrial markets, such as the steel and aluminum markets. Even small decreases in crude oil and natural gas prices and refined product margins may adversely affect Conoco. Lower crude oil and natural gas prices may reduce the amount of oil and natural gas reserves Conoco can produce economically, and existing contracts that Conoco has entered into may become uneconomic.

     Local political and economic factors in international markets may have a material adverse effect on Conoco. There are many risks associated with operations in international markets, including changes in foreign governmental policies relating to crude oil, natural gas or refined product pricing and taxation; other political, economic or diplomatic developments; changing political conditions; and international monetary fluctuations. Recent turmoil in regions such as Russia, Asia Pacific and South America has subjected Conoco's operations in these regions to increased risks. These risks include:

     o    the risk of political and economic instability;

     o    the risk of war;

     o the risk that Conoco's property will be seized by a foreign government with or without compensation;

     o    the risk of confiscatory taxation;

     o the risk that foreign governments will attempt to renegotiate or revoke existing contractual arrangements;

     o increased risks of fluctuating currency values, hard currency shortages and currency controls; and

     o    civil unrest and changes in government.

     Actions of the United States government can also expose Conoco's operations to risk. The United States government can use tax and other legislation, executive orders and commercial restrictions to prevent or restrict Conoco from doing business in foreign countries. These restrictions and those of foreign governments have in the past limited Conoco's ability to operate in or gain attractive opportunities in various countries. Actions by both the United States and host governments have affected operations significantly in the past and will continue to do so in the future.

LIQUIDITY AND CAPITAL RESOURCES

   CASH PROVIDED BY OPERATIONS

     Cash provided by operations in 1999 increased $843 million to $2,216 million versus $1,373 million in 1998. Cash provided by operations before changes in operating assets and liabilities decreased $40 million compared to 1998, primarily due to significantly weaker refined product margins, lower net realized natural gas prices and increased interest expense, partially offset by higher crude oil prices and higher volumes. Positive changes to net operating assets and liabilities of $883 million were due to lower tax payments in 1999, a decrease in disposition trust fund balances and a decrease in inventories. In addition, the rise in crude oil prices during 1999 resulted in an increase in accounts payable, offset by an increase in accounts receivable.

     During 1998, cash provided by operations decreased $1,503 million to $1,373 million versus $2,876 million in 1997. Cash provided by operations before changes in operating assets and liabilities decreased $303 million compared to 1997, primarily due to lower net realized crude oil and natural gas prices, partially offset by higher natural gas volumes and improved international downstream margins. Negative changes to net operating assets and liabilities of $1,200 million were due to higher tax payments attributable to 1997 asset sales and a decrease in accounts payable, offset by a decrease in accounts receivable due to lower crude oil prices.

INVESTING ACTIVITIES

   CAPITAL EXPENDITURES AND INVESTMENTS

                                                                       YEAR ENDED DECEMBER 31
                                                               ------------------------------------
                                                                  1999         1998         1997
                                                               ----------   ----------   ----------
                                                                          (IN MILLIONS)
Upstream
    United States ..........................................   $      413   $      788   $    1,534
    International ..........................................          839        1,177          999
                                                               ----------   ----------   ----------
         Total Upstream ....................................   $    1,252   $    1,965   $    2,533
Downstream
    United States ..........................................   $      214   $      201   $      227
    International ..........................................          248          332          331
                                                               ----------   ----------   ----------
         Total Downstream ..................................   $      462   $      533   $      558
Corporate and Other ........................................           73           18           23
                                                               ----------   ----------   ----------
      Total Capital Expenditures and Investments ...........   $    1,787   $    2,516   $    3,114
                                                               ==========   ==========   ==========
United States ..............................................   $      700   $    1,007   $    1,761
International ..............................................        1,087        1,509        1,353
                                                               ----------   ----------   ----------
      Total ................................................   $    1,787   $    2,516   $    3,114
                                                               ==========   ==========   ==========

     Total capital investments in 1999, including investments in affiliates and acquisitions, were $1,787 million, a decrease of 29 percent versus 1998 capital investments of $2,516 million. The decline was primarily due to lower worldwide spending on upstream capital projects. During 1999, 70 percent of total capital investments were spent in upstream, with a majority devoted to further development of the Lobo field, completion of the Ursa field, drilling in the deepwater Gulf of Mexico, acquisition of producing acreage in Canada, additional capital investments in our Petrozuata joint venture in Venezuela, as well as continued development of various fields in the United Kingdom and the Norwegian sectors of the North Sea. Approximately $156 million was spent on exploratory drilling and leasing. The reduction in 1999 downstream capital investments primarily resulted from the late 1998 completion of the Melaka refinery, a joint venture with Petronas and Statoil, in Malaysia. The increase in corporate and other capital investments is primarily due to project costs associated with construction of Conoco's power generating facilities.

     Total capital investments in 1998, including investments in affiliates and acquisitions, were $2,516 million, a decrease of 19 percent versus 1997 capital investments of $3,114 million, which included a $929 million acquisition of natural gas properties and transportation assets in the Lobo trend in South Texas. Approximately 60 percent of 1998 capital investments were outside the United States. About 78 percent of 1998 capital investments were spent in upstream, with a majority devoted to development projects in South Texas, the deepwater Gulf of Mexico, Venezuela, the U.K. and Norway. Approximately $312 million was spent on exploratory drilling and leasing. Downstream capital investments in 1998 included completion of the Melaka refinery, expansion of retail marketing operations, particularly in Europe, and upgrades and maintenance of existing facilities. Conoco also spent approximately $18 million for corporate software in 1998.

   Upstream

     Upstream capital investments, excluding amounts paid in the first quarter of 1999 for the completion of 1998 acquisitions, totaled $1,252 million in 1999. The decrease of $713 million, or approximately 36 percent, compared to $1,965 million in 1998, was primarily the result of an overall reduction in the capital expenditure program driven by lower prices in late 1998 and early 1999 and the completion of major projects, such as Britannia in the U.K. North Sea and Ursa in the Gulf of Mexico.

     During 1998, upstream capital investments totaled $1,965 million, a decrease of $568 million, or 22 percent, compared to $2,533 million in 1997, which included the $929 million Lobo acquisition.

   United States

     U.S. capital investments were $413 million in 1999, a decrease of $375 million, or 48 percent, compared to 1998 U.S. capital investments of $788 million. Expenditures during 1999 focused on continued development of the South Texas Lobo field and, in the deepwater Gulf of Mexico, completion of the Ursa field and drilling of the Magnolia and K2 discoveries.

     In 1998, U.S. capital investments were $788 million, a decrease of $746 million, or 49 percent, compared to 1997 U.S. capital investments of $1,534 million. Continuing operations and development expenditures were primarily the target for 1998. This included the development of the Lobo and Ursa fields, construction of two deepwater drillships, acquisition of exploratory acreage and expansion of onshore natural gas operations. The Ursa field development represented a major development project in the Gulf of Mexico. The project involved installing a new-generation tension-leg platform in approximately 3,900 feet of water, with first production in 1999.

   International

     International capital investments were $839 million in 1999, a decrease of $338 million, or 29 percent, compared to $1,177 million in 1998. The 1999 expenditures focused on additional capital investments in exploratory drilling and development of the Venezuelan Petrozuata joint venture, acquisition of producing acreage in Canada and continued developmental spending on the Visund field in the Norwegian North Sea and the Britannia and the Viking Phoenix gas fields in the U.K. North Sea.

     In 1998, international capital investments were $1,177 million, up $178 million, or 18 percent, compared to $999 million in 1997. The 1998 increase reflects expenditures to complete the multi-year development program for Britannia, with first production in August 1998. Other significant capital investments were made for exploratory drilling and development projects, such as Petrozuata, which also began production in August 1998, and the Visund and the Viking Phoenix fields. Conoco increased its natural gas holdings in the U.K. sector of the North Sea through its acquisition of the British subsidiary of Canadian Occidental Petroleum Ltd., which held an interest in the South Valiant, Vulcan and Caister fields, as well as interests in the Murdoch and Esmond gas transportation systems.

   Downstream

     For 1999, downstream capital investments totaled $462 million, a decrease of $71 million, or 13 percent, versus $533 million in 1998. As in 1998, downstream continued to focus on reducing capital expenditures. The difference in the 1999 versus 1998 expenditures was primarily attributable to the late 1998 completion of the Melaka refinery.

     Downstream capital investments were $533 million in 1998, a decline of $25 million, or 4 percent, versus $558 million in 1997, primarily as a result of lower investments in equity affiliates.

   United States

     For 1999, U.S. capital investments totaled $214 million, an increase of $13 million, or 6 percent, versus 1998 investments of $201 million. As in 1998, 1999 expenditures were primarily attributable to both ongoing continued enhancement of operations and the optimization of retail marketing operations.

     Investments in 1998 totaled $201 million, a decrease of $26 million, or 11 percent, versus 1997 investments of $227 million. Investments in 1998, as in 1997, included expenditures for ongoing operations and optimization of retail marketing operations. Conoco also invested $8 million for an increased ownership interest in Penreco, a joint venture with Pennzoil-Quaker State that produces and markets specialty petroleum products. In 1997, Conoco also invested funds for an initial equity interest in Penreco.

   International

     Conoco made international capital investments of $248 million during 1999, down $84 million, or 25 percent, from the $332 million spent in 1998. Expenditures in 1999 continued to focus on strengthening Conoco's retail marketing position, as well as additional investment in the Melaka refinery and the Humber refinery in the U.K.

     In 1998, capital investments totaled $332 million, or essentially the same as in 1997. Investments in 1998 were made to enhance Conoco's retail marketing position in core markets such as Germany and Austria, and newer retail markets such as Thailand. Further capital was used to complete the construction of the Melaka refinery, which began operation in the third quarter of 1998. Expenditures in 1997 focused on strengthening Conoco's retail marketing position in core markets such as Germany, Austria and the Nordic countries, expanding in targeted retail growth markets in Central and Eastern Europe, Spain, Turkey and the Asia Pacific region, and continuing the construction of the Melaka refinery.

   Corporate and Other

     During 1999, corporate and other capital investments totaled $73 million, an increase of $55 million, or 306 percent, from 1998 capital expenditures of $18 million. The increased expenditures during 1999 were primarily related to project costs associated with the construction of Conoco's power generation facilities.

     Corporate and other capital investments in 1998 were $18 million, a decrease of $5 million, or 22 percent, versus $23 million in 1997. Capital investments in 1998 were primarily associated with corporate software, while capital investments in 1997 primarily represented Conoco's investment in electric power generation projects in international equity affiliates. Because of deregulation within the power industry, Conoco expects to continue to pursue projects that leverage the economic advantages of Conoco's energy production activities and the demand for energy in DuPont or third-party manufacturing operations.
                                       31

   PROCEEDS FROM SALES OF ASSETS AND SUBSIDIARIES

     Conoco's 1999 disposition proceeds were $162 million, down $559 million, or 78 percent, from $721 million in 1998, due to fewer large asset dispositions in 1999. There were no significant proceeds from any one asset sale in 1999.

     Investing activities during 1998 included proceeds of $721 million, a 28 percent increase over $565 million in 1997. The 1998 proceeds included $245 million from the sale of certain upstream U.S. and North Sea properties, $156 million from the sale of various downstream assets in the U.S., as well as $54 million from the sale of an office building in Europe. These and other proceeds were a result of Conoco's ongoing strategic portfolio upgrading and rationalization efforts.

FINANCING ACTIVITIES

     Conoco's ability to maintain and grow its operating income and cash flow is dependent upon continued capital spending to replace depleting assets. Conoco believes its future cash flow from operations and borrowing capacity should be sufficient to fund dividends, capital expenditures, working capital requirements and to service debt.

     In connection with the separation from DuPont, Conoco incurred indebtedness to DuPont consisting of a $7,500 million dividend promissory note, other intercompany notes and borrowings under a revolving credit agreement. In October 1998, Conoco raised net proceeds of $4,228 million in its initial public offering, which were used to repay a portion of the $7,500 million note and certain other intercompany notes with DuPont.

     In April 1999, Conoco issued and sold in a public offering $4,000 million in senior fixed-rate debt securities with a weighted-average interest rate of
6.49 percent. The $3,970 million net proceeds of this offering were used to repay a portion of Conoco's separation-related indebtedness to DuPont. The remaining debt owed to DuPont was repaid in May 1999 with proceeds from a commercial paper program. The commercial paper program provides Conoco with up to $2,000 million of borrowing capacity and gives Conoco the ability to issue commercial paper at any time with various maturities not to exceed 270 days. As of December 31, 1999, Conoco had $628 million of commercial paper outstanding, bearing a weighted-average interest rate of 6.6 percent.

     Total Conoco debt was $4,743 million at December 31, 1999, up $2 million versus $4,741 million at year-end 1998. The total debt-to-capitalization ratio was 51 percent at December 31, 1999, and 52 percent at December 31, 1998.

     In November 1999, Conoco and Armadillo Investors L.L.C. formed Conoco Gas Holdings L.L.C. Conoco contributed certain domestic upstream assets for a 75 percent common member interest and cash, and Armadillo contributed cash for a 25 percent preferred member interest. As a result of the formation, Conoco received cash proceeds of $185 million, with a corresponding increase in minority interest.

     In December 1999, Conoco formed Conoco Corporate Holdings L.P. by contributing certain corporate assets. The limited partner interest was sold to Highlander Investors L.L.C. for $141 million, or an initial 47 percent interest. The net minority interest in Conoco Corporate Holdings held by Highlander was $141 million on December 31, 1999.

     On December 30, 1999, we retired the limited partner interest in Conoco Oil & Gas Associates L.P. held by Vanguard Energy Investors L.P. As a result, Conoco reduced outstanding minority interests by $302 million.

RESULTS OF OPERATIONS

        CONSOLIDATED RESULTS

                                                                    YEAR ENDED DECEMBER 31
                                                          --------------------------------------------
                                                               1999           1998           1997
                                                          ------------    ------------    ------------
                                                                        (IN MILLIONS)
Sales and Other Operating Revenues
   Upstream
      United States ...................................   $      3,309    $      3,200    $      3,348
      International ...................................          2,247           1,601           1,906
                                                          ------------    ------------    ------------
        Total Upstream ................................   $      5,556    $      4,801    $      5,254
   Downstream
      United States ...................................   $     11,191    $      8,949    $     11,394
      International ...................................         10,264           8,297           8,639
                                                          ------------    ------------    ------------
        Total Downstream ..............................   $     21,455    $     17,246    $     20,033
   Corporate and Other ................................             28             749             509
                                                          ------------    ------------    ------------
      Total Sales and Other Operating Revenues ........   $     27,039    $     22,796    $     25,796
                                                          ============    ============    ============
After-tax Operating Income
   Upstream
     United States ....................................   $        311    $        219    $        445
     International ....................................            534             283             439
                                                          ------------    ------------    ------------
         Total Upstream ...............................   $        845    $        502    $        884
   Downstream
     United States ....................................   $        108    $        135    $        216
     International ....................................            129             156              91
                                                          ------------    ------------    ------------
         Total Downstream .............................   $        237    $        291    $        307
   Corporate and Other ................................           (111)           (271)            (82)
                                                          ------------    ------------    ------------
      Total After-tax Operating Income ................   $        971    $        522    $      1,109
Interest and Other Non-Operating Expenses
       Net of Tax .....................................   $       (227)   $        (72)   $        (12)
                                                          ------------    ------------    ------------
Net Income ............................................   $        744    $        450    $      1,097
                                                          ============    ============    ============

   SPECIAL ITEMS

     Net income includes the following non-recurring items (special items) on an after-tax basis:

                                                                    YEAR ENDED DECEMBER 31
                                                         --------------------------------------------
                                                             1999           1998           1997
                                                         ------------    ------------    ------------
                                                                        (IN MILLIONS)

Upstream
Asset sales ..........................................   $         --    $         95    $        240
Property impairments .................................             --             (38)           (112)
Tax rate changes .....................................             --              --              19
Employee separation costs ............................             --             (42)             --
Inventory write-downs ................................             --              (4)             --
                                                         ------------    ------------    ------------
        Total Upstream Special Items .................   $         --    $         11    $        147
                                                         ============    ============    ============

Downstream
Asset sales ..........................................   $         --    $         12    $         --
Property impairments .................................             --              --             (55)
Tax rate changes .....................................             --              --              11
Employee separation costs ............................             --             (10)             --
Inventory write-downs ................................             --             (59)             --
Litigation and settlement charges ....................            (18)            (28)            (23)
                                                         ------------    ------------    ------------
        Total Downstream Special Items ...............   $        (18)   $        (85)   $        (67)
                                                         ============    ============    ============

Corporate and Other
Stock option provision ...............................   $         --    $       (183)   $         --
Litigation and settlement charges ....................            (20)            (14)             --
                                                         ------------    ------------    ------------
        Total Corporate and Other Special Items ......   $        (20)   $       (197)   $         --
                                                         ============    ============    ============
Total Special Items ..................................   $        (38)   $       (271)   $         80
                                                         ============    ============    ============

     Special items in 1999 included charges for $18 million related to the settlement of certain posted price litigation and $20 million for the resolution of certain liabilities associated with the separation from DuPont related to discontinued businesses operated by Conoco in the past.

     Special items in 1998 include $107 million in gains from several unrelated asset sales. The gains consist of:

     o $54 million from the sale of producing and non-producing international upstream properties;
     o $41 million from the sale of U.S. upstream producing properties and assets; and
     o $12 million in downstream from the sale of an office building in Europe.

     The upstream sales were a normal part of Conoco's ongoing strategic portfolio management program designed to improve profitability by disposing of marginal properties and concentrating operations on core properties. Offsetting the gains were:

     o    property impairments of $38 million;
     o    inventory write-downs of $63 million to market prices;
     o    restructuring and employee separation costs of $52 million; and
     o    other losses of $42 million for litigation settlements.

     The after-tax property impairments of $38 million were made in accordance with Conoco's policy on impairment of long-lived assets, and relate to a $32 million after-tax write-down of United States upstream properties and a $6 million after-tax write-down of an international upstream property. The United States properties include various oil and gas producing properties in Texas and in the Gulf of Mexico, as well as a non-operating natural gas plant in Texas. The write-down of the oil and gas properties became necessary because of reductions to Conoco's price forecast in light of deteriorating pricing conditions. The international property is an exploration license in Norway and was written down after the decision was made to discontinue further investment in the license. The fair value of oil and gas producing properties subject to the write-down was based on the present value of estimated future net cash flows from the properties using Conoco's projections of future prices, which were higher than year-end prices, and costs.

     The $63 million write-down at year-end 1998 was the result of significant declines in crude oil and petroleum product prices occurring primarily in the fourth quarter of 1998. On a quarterly basis, Conoco evaluates whether the book value of its crude oil, natural gas and petroleum products inventories exceeds the market value of such inventories. This evaluation is made on a region by region basis for each pool of inventory. For the purpose of this evaluation, the inventories are grouped into United States, Europe and Asia Pacific regions and grouped into as many as 12 different pools per region based on relative values. Conoco writes down its inventories for each region when the book value of the inventory within a region exceeds the market value of such inventory. The average book value of inventories on a price-per-barrel basis across all pools decreased from $16.68 to $13.80 in the United States region, from $20.99 to $18.54 in the European region and from $46.75 to $29.56 in the Asia Pacific region. The significantly larger difference in value in the Asia Pacific region resulted from Conoco's more recent acquisition of inventories in that region, as well as the recent dramatic economic decline in the region.

     The $42 million relates to the settlement in 1998 of lawsuits and a number of group and individual claims. In each of these settlements, Conoco was and is bound to confidentiality agreements with the settling parties, most of which involved court approval.

     The $183 million stock option provision is a one-time non-cash charge for stock option employee compensation expenses related to the replacement of outstanding DuPont stock options held by Conoco employees with Conoco stock options in connection with the initial public offering.

     Upstream special items in 1997 included $240 million in gains from asset sales consisting of $191 million associated with producing and non-producing properties in the North Sea and $49 million in the United States. Such asset sales were a part of Conoco's rationalization program, designed to improve profitability by disposing of marginal properties and concentrating operations on core properties. A United

Kingdom tax rate change also provided a $19 million benefit in 1997. Offsetting these benefits were property impairments of $112 million related to certain international non-revenue producing properties. Downstream special items in 1997 included a United Kingdom tax rate change benefit of $11 million. Offsetting this benefit were property impairments of $55 million attributable to the write-down of a European office building held for sale. Other losses of $23 million related to litigation charges.

     Net income before special items (earnings before special items) totaled $782 million in 1999, $721 million in 1998 and $1,017 million in 1997.

   1999 versus 1998

     Conoco's 1999 net income of $744 million was up 65 percent from $450 million in 1998. Earnings before special items of $782 million in 1999 were 8 percent higher than the $721 million in 1998. The increase in earnings before special items was primarily the result of higher crude oil prices, increased natural gas volumes, improved earnings from international upstream equity companies, higher sales volumes of lower-cost inventories and lower exploration expenses. Partly offsetting these improvements were weaker refinery margins, higher operating costs associated with higher volumes, lower net realized natural gas prices, higher corporate expenses and increased interest expense.

     Sales and other operating revenues of $27,039 million in 1999 increased 19 percent compared to $22,796 million in 1998, primarily driven by higher prices and a 7 percent increase in refined product sales volumes worldwide, partly offset by reduced power trading revenues reported in the corporate and other segment and lower natural gas prices. Downstream sales and other operating revenues were $21,455 million, up 24 percent compared to $17,246 million. Crude oil and refined product buy/sell and natural gas and electric power resale activities in 1999 totaled $5,299 million, up 6 percent compared to $5,004 million in 1998. The increase was primarily due to higher crude oil prices partly offset by reduced power trading activities.

     Cost of goods sold totaled $14,781 million in 1999, an increase of 26 percent compared to $11,751 million in 1998. The increase is primarily attributable to higher feedstock costs associated with higher crude oil prices and slightly higher refined product volumes partly offset by the reduction in power trading activities.

     Operating expenses were $2,060 million in 1999, down 1 percent from the $2,089 million for 1998.

     Selling, general and administrative expenses for 1999 amounted to $809 million, up 10 percent compared to $736 million in 1998. The $73 million increase was primarily attributable to incremental administrative costs associated with becoming an independent company.

     During 1999, exploration expenses totaled $270 million, a decline of $110 million, or 29 percent, compared to $380 million in 1998. The lower expenses primarily resulted from the implementation of a more focused exploration program. This, plus higher exploration success rates, also resulted in lower dry hole costs.

     Depreciation, depletion and amortization (DD&A) for 1999 totaled $1,193 million, an increase of $80 million, or 7 percent, compared to $1,113 million in 1998 due to higher production volumes, DD&A rate changes and field mix.

     Provision for income taxes for 1999 was $473 million, an increase of 94 percent compared to $244 million for 1998. This increase was primarily the result of higher pretax income in 1999. The effective tax rate in 1999 was approximately 39 percent versus 35 percent in 1998. The higher effective tax rate was due to the reduced impact of the U.S. alternative fuels credit and a greater percentage of income from upstream operations in countries with higher tax rates.

   1998 versus 1997

     Net income for 1998 of $450 million was down 59 percent from $1,097 million in 1997. Conoco had earnings before special items of $721 million in 1998, a decline of 29 percent from $1,017 million in 1997. Lower earnings before special items primarily reflected lower net realizable crude oil and natural gas prices and refinery margins. Higher natural gas volumes, lower exploration expenses, improved international downstream marketing margins and the favorable resolution of certain tax issues combined to partially offset the lower prices.

     Sales and other operating revenues of $22,796 million in 1998 decreased 12 percent compared to $25,796 million in 1997, primarily due to a decrease in worldwide crude oil and natural gas prices and lower refined product prices. Downstream sales and other operating revenues were $17,246 million, down 14 percent compared to $20,033 million in 1997. Crude oil and refined product buy/sell and natural gas and electric power resale activities in 1998 totaled $5,004 million, down 9 percent compared to $5,509 million in 1997.

     Cost of goods sold in 1998 totaled $11,751 million, down 18 percent compared to $14,333 million in 1997. This reduction was primarily due to lower feedstock prices.

     Operating expenses of $2,089 million in 1998 were up 10 percent compared to $1,893 million in 1997. This increase was due to an $82 million restructuring charge and higher costs associated with the 2 percent increase in 1998 production over 1997.

     Selling, general and administrative expenses for 1998 totaled $736 million, an increase of $10 million, or 1 percent, compared to $726 million in 1997, primarily due to litigation charges related to a discontinued business Conoco assumed from DuPont.

     Included on the 1998 income statement is a pretax charge of $236 million, labeled "Stock Option Provision." This expense is a one-time non-cash charge for employee stock option compensation relating to the replacement of outstanding DuPont stock options held by Conoco employees with Conoco stock options in connection with the initial public offering.

     Exploration expenses in 1998 totaled $380 million, a decline of $77 million, or 17 percent, compared to $457 million in 1997. The decrease is primarily a result of a more focused exploration program. Also contributing to the decrease were lower amortization of non-producing leasehold properties in the United States and lower exploration overhead and operating expenses compared to 1997, which included seismic surveys conducted in the Gulf of Paria between Venezuela and Trinidad and in the Merida Andes foothills in Venezuela.

     DD&A for 1998 totaled $1,113 million, a decrease of $66 million, or 6 percent, compared to $1,179 million in 1997.

     Provision for income taxes for 1998 totaled $244 million, down 76 percent compared to $1,010 million for 1997. This reflected an effective tax rate of approximately 35 percent in 1998 compared to 48 percent in 1997. The lower effective tax rate in 1998 was due to the increased impact of the U.S. alternative fuels credit, realization of a tax benefit on the sale of a subsidiary and a greater percentage of earnings in countries with lower effective tax rates.

UPSTREAM SEGMENT RESULTS

                                                                           YEAR ENDED DECEMBER 31
                                                                -------------------------------------------
                                                                   1999            1998           1997
                                                                ------------   ------------    ------------
                                                                              (IN MILLIONS)
After-tax Operating Income
   United States .............................................. $        311   $        219    $        445
   International ..............................................          534            283             439
                                                                ------------   ------------    ------------
     After-tax Operating Income ............................... $        845   $        502    $        884
Special Items
   United States .............................................. $         --   $         14    $        (49)
   International ..............................................           --            (25)            (98)
                                                                ------------   ------------    ------------
     Special Items ............................................ $         --   $        (11)   $       (147)
Earnings Before Special Items
   United States .............................................. $        311   $        233    $        396
   International ..............................................          534            258             341
                                                                ------------   ------------    ------------
     Earnings Before Special Items ............................ $        845   $        491    $        737
                                                                ============   ============    ============

   1999 versus 1998

     Upstream after-tax operating income was $845 million in 1999, up 68 percent from $502 million in 1998, principally due to higher crude oil prices, increased volumes, improved equity earnings and lower exploration expenses. These improvements were partly offset by higher production costs associated with the increased volumes and lower gains from asset dispositions. Upstream earnings before special items were $845 million in 1999, an increase of 72 percent from $491 million in 1998.

     Conoco's worldwide net realized crude oil price was $17.51 per barrel for 1999, an improvement of $5.14 per barrel, or 42 percent, versus $12.37 per barrel for 1998, primarily driven by the OPEC producing countries' adherence to the quota agreement implemented in early 1999. Worldwide net realized natural gas prices averaged $2.12 per thousand cubic feet (mcf) for 1999, compared to $2.24 per mcf for 1998, a reduction of 5 percent. U.S. natural gas prices increased slightly from $1.96 per mcf to $1.98 per mcf, while international natural gas prices averaged $2.27 per mcf, a 17 percent decline from $2.72 per mcf in 1998. The reduction in international gas prices was largely due to contractual terms renegotiated in 1998 and weaker demand. Worldwide petroleum liquids production in 1999, including Conoco's share of its equity affiliates, was 359,000 barrels per day versus 348,000 barrels per day in 1998, a 3 percent increase. Conoco's 1999 worldwide natural gas production, including its share of equity affiliates, was up 18 percent to 1,660 million cubic feet per day from 1998 production of 1,411 million cubic feet per day. Conoco's total net hydrocarbon production, including its share from equity affiliates, was 636,000 BOE per day, an increase of 9 percent over 1998.

     U.S. upstream earnings before special items totaled $311 million in 1999, a 33 percent increase from $233 million in 1998. The increase was largely due to higher crude oil prices and lower exploration expenses. These improvements were partly offset by lower gains from non-strategic asset dispositions, higher DD&A associated with rate changes and field mix, lower petroleum liquids and natural gas production and higher incentive compensation expenses. U.S. petroleum liquids production was down 5,000 barrels per day to 74,000 barrels per day, as a result of natural decline and the disposition of non-strategic assets, partly offset by additional volumes from the Ursa field.

U.S. natural gas production was 880 million cubic feet per day, 8 million less than in 1998 due primarily to the disposition of non-strategic assets and reduced development drilling in the South Texas Lobo gas field, reflecting a more capital efficient program. U.S. production costs were $3.60 per BOE, down $.09 per BOE, compared to $3.69 per BOE in 1998, due to reduced operating expenses.

     International upstream earnings before special items were $534 million, an improvement of 107 percent, from $258 million in 1998. This was due primarily to higher crude oil prices, increased natural gas and petroleum liquids production, improved earnings from equity affiliates and lower exploration costs. These improvements were partly offset by lower natural gas prices, higher production costs associated with increased volumes and fewer gains from non-strategic asset dispositions. International petroleum liquids production increased 6 percent, or 16,000 barrels per day, to 285,000 barrels per day. The increase is primarily attributable to higher production in the Britannia and Banff fields in the North Sea and Petrozuata, and was partly offset by lower cost recovery volumes in Indonesia. The 780 million cubic feet per day of international natural gas production in 1999 was 49 percent, or 257 million cubic feet per day, higher than 1998 due primarily to higher production from the Britannia and Viking Phoenix fields in the North Sea. International production costs were flat at $4.13 per BOE.

   1998 versus 1997

     Upstream after-tax operating income was $502 million in 1998, down 43 percent from $884 million in 1997, principally due to lower crude oil and natural gas prices. Upstream earnings before special items were $491 million in 1998, down 33 percent from $737 million in 1997.

     Conoco's 1998 worldwide net realized crude oil price was $12.37 per barrel, down $6.21 per barrel, or 33 percent, from $18.58 per barrel in 1997. Excess supply caused by weak Asian demand, higher crude oil production from OPEC producing countries and warmer winter weather caused the sharp drop in crude oil prices. Worldwide natural gas prices, also affected by the warmer weather, averaged $2.24 per mcf for 1998, compared to $2.44 per mcf in 1997. The decline in worldwide natural gas prices was primarily driven by lower U.S. natural gas prices. In the U.S., natural gas prices averaged $1.96 per mcf, down 10 percent, while internationally they remained steady at $2.72 per mcf. Worldwide petroleum liquids production in 1998, including Conoco's share of equity affiliates, was 348,000 barrels per day versus 374,000 barrels per day in 1997. Worldwide natural gas production in 1998, including Conoco's share of equity affiliates, was up 17 percent to 1,411 million cubic feet per day from 1,203 million cubic feet per day in 1997.

     U.S. upstream earnings before special items totaled $233 million in 1998, down 41 percent from $396 million in 1997. Lower U.S. upstream earnings before special items were due to lower crude oil and natural gas prices and lower petroleum liquids volumes resulting from asset dispositions and natural production declines. These reductions more than offset the benefits from increased natural gas production, gains on property sales and lower exploration expenses. Natural gas volumes were up 22 percent as increased production from the holdings in the South Texas Lobo trend, acquired in 1997, more than offset the decline in natural gas production elsewhere. U.S. production costs were $3.69 per BOE, down $.54 per BOE, or 13 percent, compared to $4.23 per BOE in 1997, due to lower production taxes and higher gas volumes.

     Upstream earnings before special items outside the U.S. were $258 million, down 24 percent from $341 million in 1997, primarily due to lower crude oil and natural gas prices, offset by improved natural gas volumes, lower exploration expenses and the favorable resolution of certain tax issues. International liquids volumes were down 5 percent to 269,000 barrels per day due to the sale of Conoco's interest in the mature Norwegian Ula and Gyda fields and natural production declines. However, higher production in countries with relatively lower tax rates (primarily the United Kingdom and Nigeria) benefited earnings. International gas volumes were up 9 percent while international production costs were $4.13 per BOE, down $.06 per BOE, or 1 percent, compared to $4.19 per BOE in 1997. The reduction in production costs was due to reduced costs from asset dispositions and other operating costs in 1998, partly offset by lower international crude oil production.

DOWNSTREAM SEGMENT RESULTS

                                                           YEAR ENDED DECEMBER 31
                                                ------------------------------------------
                                                    1999           1998            1997
                                                ------------   ------------   ------------
                                                              (IN MILLIONS)
After-tax Operating Income
   United States ............................   $        108   $        135   $        216
   International ............................            129            156             91
                                                ------------   ------------   ------------
     After-tax Operating Income .............   $        237   $        291   $        307
Special Items
   United States ............................   $         18   $         73   $         23
   International ............................             --             12             44
                                                ------------   ------------   ------------
     Special Items ..........................   $         18   $         85   $         67
Earnings Before Special Items
   United States ............................   $        126   $        208   $        239
   International ............................            129            168            135
                                                ------------   ------------   ------------
     Earnings Before Special Items ..........   $        255   $        376   $        374
                                                ============   ============   ============

   1999 versus 1998

     Downstream after-tax operating income was $237 million in 1999, down 19 percent compared to $291 million in 1998. Downstream earnings before special items totaled $255 million in 1999, a decline of 32 percent from $376 million in 1998.

     In 1999, United States downstream earnings before special items totaled $126 million, $82 million, or 39 percent, lower than $208 million in 1998. The decline was mainly attributable to weaker refinery margins, partly offset by higher sales volumes of lower-cost inventories.

     International downstream earnings before special items were $129 million in 1999, a reduction of 23 percent from $168 million in 1998, reflecting weaker refinery margins, partly offset by higher sales volumes of lower-cost inventories.

     Conoco's refineries, excluding the Melaka refinery, operated at 97 percent capacity in 1999 versus 95 percent in 1998. Including the Melaka refinery, Conoco's refineries operated at 96 percent capacity in 1999.

   1998 versus 1997

     In 1998, downstream after-tax operating income was $291 million, down 5 percent compared to $307 million in 1997. Downstream earnings before special items totaled $376 million in 1998, up 1 percent from $374 million in 1997.

     United States downstream earnings before special items were $208 million in 1998, versus $239 million in 1997, a decrease of 13 percent. The decline was mainly attributable to weaker refinery margins, which were partly offset by record high refinery runs, lower feedstock and operating costs and higher marketing margins.

     International downstream earnings before special items totaled $168 million in 1998, up 24 percent from $135 million in the comparable period in 1997, reflecting higher European marketing margins, lower costs, and 11 percent higher refinery runs.

     Excluding the Melaka refinery, Conoco's refineries operated at 95 percent capacity in 1998, 4 percent higher than 1997. The improvement was primarily due to refinery upgrades in Europe in 1997, increased reliability throughout the refining system and increased rates at the Lake Charles refinery subsequent to debottlenecking work completed in February 1998.

CORPORATE AND OTHER SEGMENT RESULTS

   CORPORATE AND OTHER OPERATING

                                                                               YEAR ENDED DECEMBER 31
                                                                     --------------------------------------------
                                                                         1999            1998            1997
                                                                     ------------    ------------    ------------
                                                                                     (IN MILLIONS)
After-tax Operating Losses .......................................   $       (111)   $       (271)   $        (82)
Special Items ....................................................             20             197              --
                                                                     ------------    ------------    ------------
Losses Before Special Items ......................................   $        (91)   $        (74)   $        (82)
                                                                     ============    ============    ============

   1999 versus 1998

     Corporate and other after-tax operating losses were $111 million in 1999, an improvement of $160 million from losses of $271 million in 1998, primarily resulting from the recording in 1998 of the $183 million after-tax one-time non-cash stock option provision. Corporate and other operating losses before special items for 1999 were $91 million, an increase of $17 million from $74 million in 1998, due to increased administrative costs associated with becoming an independent company.

   1998 versus 1997

     Corporate and other after-tax operating losses were $271 million in 1998, up $189 million from a loss of $82 million in 1997, primarily as a result of the one-time stock option provision. Corporate and other operating losses before special items were $74 million, an improvement of $8 million from the 1997 losses of $82 million, as a result of lower compensation costs.

    INTEREST AND OTHER NON-OPERATING EXPENSES NET OF TAX

                                             YEAR ENDED DECEMBER 31
                                 -------------------------------------------
                                     1999           1998            1997
                                 ------------   ------------    ------------
                                               (IN MILLIONS)
Interest Expense on Debt .....   $       (243)  $       (177)   $        (70)
Interest Income ..............             10             73              43
Exchange Gains ...............              6             32              21
Other ........................             --             --              (6)
                                 ------------   ------------    ------------
     Total ...................   $       (227)  $        (72)   $        (12)
                                 ============   ============    ============

   1999 versus 1998

     Interest and other non-operating expenses of $227 million for 1999 were $155 million higher than the previous year, primarily reflecting an increase in interest expense, as debt was only outstanding for half of 1998. In addition, interest income was reduced in 1999 on lower bank balances and 1998 included significant exchange gains tied to DuPont intercompany loans eliminated as part of the separation. Current year results do not include comparable gains.

   1998 versus 1997

     Interest and other non-operating expenses were $72 million in 1998, an increase of $60 million, compared to $12 million in 1997. The increase is primarily comprised of higher interest expense from debt incurred in the second half of the year, which more than offset interest income earned in the first half of the year.

ENVIRONMENTAL EXPENDITURES

     The costs to comply with complex environmental laws and regulations, as well as the cost of internal voluntary programs, are significant and will continue to be so in the foreseeable future. Conoco anticipates substantial expenditures will be necessary to comply with Maximum Achievable Control Technology (MACT) standards to be promulgated by the U.S. Environmental Protection Agency (EPA) under the Clean Air Act (CAA), and with specifications for motor fuels designed to reduce emissions of certain pollutants from vehicles using such fuels. These costs may increase in the future, but are not expected to have a material adverse effect on Conoco's financial condition, results of operations or liquidity.

     Estimated pretax environmental expenses charged to current operations totaled about $127 million in 1999, compared to approximately $131 million in 1998 and $136 million in 1997. These expenses include remediation accruals, operating, maintenance and depreciation costs for solid waste, air and water pollution control facilities, and the costs of certain other environmental activities. The largest of these expenses resulted from the operation of wastewater treatment facilities, solid waste management facilities and facilities for the control and abatement of air emissions. Approximately 76 percent of 1999 total annual environmental expenses resulted from the operations of Conoco's business in the United States.

     Capital expenditures for environmental control facilities totaled approximately $81 million in 1999, compared to about $53 million in 1998 and $50 million in 1997. The 1999 increase is attributable to a capital spending increase of $41 million in European downstream operations to comply with regulations requiring cleaner burning fuels, offset by lower capital requirements in other business segments. Conoco estimates that capital expenditures will increase by about $31 million in 2000 due to such regulations.

     In late 1999, the EPA published final rules, referred to as Tier 2, for controlling future vehicle emissions and the sulfur content of gasoline. Over the next four to five years, Conoco will be positioning itself to be able to supply the low-sulfur gasoline as required by the new Tier 2 regulations. It is too early to fully assess the compliance costs that will be incurred, but these costs are expected to be in line with the estimate of two to three cents per gallon included in the Tier 2 regulations.

   REMEDIATION EXPENDITURES

     The Resource Conservation and Recovery Act, as amended (RCRA), extensively regulates the treatment, storage and disposal of hazardous waste and requires a permit to conduct such activities. RCRA requires permitted facilities to undertake an assessment of environmental conditions at the facility. If conditions warrant, Conoco may be required to remediate contamination caused by prior operations. In contrast to the Comprehensive Environmental Response, Compensation and Liability Act, as amended (CERCLA), often referred to as "Superfund," the cost of corrective action activities under the RCRA corrective action program is typically borne solely by Conoco. Over the next decade, Conoco anticipates that significant ongoing expenditures for RCRA remediation activities may be required. However, annual expenditures for the near term are not expected to vary significantly from the range of such expenditures over the past few years. Conoco's expenditures associated with RCRA and similar remediation activities conducted voluntarily or pursuant to state law were approximately $33 million in 1999, $27 million in 1998 and $31 million in 1997. In the long term, expenditures are subject to considerable uncertainty and may fluctuate significantly.

     Conoco from time to time receives requests for information or notices of potential liability from EPA and state environmental agencies alleging that we are a potentially responsible party under CERCLA or an equivalent state statute. On occasion, Conoco has also been made a party to cost recovery litigation by those agencies or by private parties. These requests, notices and lawsuits assert potential liability for remediation costs at various sites that typically are not owned by Conoco but allegedly contain wastes attributable to Conoco's past operations. As of December 31, 1999, Conoco had been notified of potential liability under CERCLA or state law at about 17 sites around the United States, with active remediation under way at five of those sites. Conoco received notice of potential liability at four new sites during 1999, compared with one similar notice in 1998 and four in 1997. Expenditures associated with CERCLA and similar state remediation activities were not significant for Conoco in 1999, 1998 or 1997.

     For most Superfund sites, Conoco's potential liability will be significantly less than the total site remediation costs because the percentage of waste attributable to Conoco versus that attributable to all other potentially responsible parties is relatively low. Other potentially responsible parties at sites where Conoco is a party typically have had the financial strength to meet their obligations and, where they have not, or where potentially responsible parties could not be located, Conoco's own share of liability has not materially increased. There are relatively few sites where Conoco is a major participant, and neither the cost to Conoco of remediation at those sites, nor such cost at all CERCLA sites in the aggregate, is expected to have a material adverse effect on the competitive or financial condition of Conoco.

     Cash expenditures not charged against income for previously accrued remediation activities under CERCLA, RCRA and similar state and foreign laws were $26 million in 1999, $17 million in 1998 and $19 million in 1997. Although future remediation expenditures in excess of current reserves are possible, the effect of any such excess on future financial results is not subject to reasonable estimation because of the considerable uncertainty regarding the cost and timing of expenditures.

   REMEDIATION ACCRUALS

     Conoco accrues for remediation activities when it is probable that a liability has been incurred and reasonable estimates of the liability can be made. These accrued liabilities exclude claims against Conoco's insurers or other third parties and are not discounted. Many of these liabilities result from CERCLA, RCRA and similar state laws that require Conoco to undertake certain investigative and remedial activities at sites where we conduct, or once conducted, operations or at sites where Conoco-generated waste was disposed. The accrual also includes a number of sites identified by Conoco that may require environmental remediation, but which are not currently the subject of CERCLA, RCRA or state enforcement activities. Over the next decade, Conoco may incur significant costs under both CERCLA and RCRA. Considerable uncertainty exists with respect to these costs and, under adverse changes in circumstances, potential liability may exceed amounts accrued as of December 31, 1999.

     Remediation activities vary substantially in duration and cost from site to site depending on the mix of unique site characteristics, evolving remediation technologies, diverse regulatory agencies and enforcement policies, and the presence or absence of potentially liable third parties. Therefore, it is difficult to develop reasonable estimates of future site remediation costs. At December 31, 1999, Conoco's balance sheet included an accrued liability of $109 million, as compared to $129 million at year-end 1998. Approximately 86 percent of Conoco's environmental reserve at December 31, 1999, was attributable to RCRA and similar remediation liabilities (excluding voluntary remediations) and 14 percent to CERCLA liabilities. During 1999, remediation accruals resulted in a $6 million charge, compared to a $2 million charge in 1998 and a $41 million credit attributable to 1997 insurance recoveries. No significant additional recoveries are expected.

TAX MATTERS

     As a result of the separation from DuPont and the initial public offering, Conoco will no longer be able to combine the results of its operations with those of DuPont in reporting income for U.S. federal income tax purposes and for state and non-U.S. income tax purposes in certain states and countries. Conoco believes this will not have a material adverse effect on its earnings.

     In connection with the separation from DuPont and the initial public offering, Conoco and DuPont entered into a tax sharing agreement. Several matters under the tax sharing agreement are currently in dispute between Conoco and DuPont. Conoco currently expects that DuPont's obligations to Conoco could total up to approximately $236 million, plus interest. Conoco expects DuPont to make one or more claims relating to the dispute, and Conoco believes that the amount thereof will not be material. The effect of the dispute is not currently reflected in Conoco's financial statements and, regardless of the outcome of this dispute, Conoco believes the result will not be material to its financial position or results of operations.

YEAR 2000

     Historically, many computerized systems used two digits rather than four digits to define the applicable year, which could have resulted in recognizing a date using "00" as the year 1900 rather than the year 2000. Conoco experienced no critical failures during the Year 2000 rollover, nor do we anticipate any critical failures during 2000.

     Prior to the rollover date, Conoco addressed Year 2000 issues within its individual business units, and progress was reported periodically to management and the board of directors. Conoco completed assessment and remediation phases in the areas of information technology, plant systems and third parties prior to the rollover date by developing and implementing Year 2000 Compliance Plans, Mitigation Plans and Emergency Recovery Plans. Since the rollover date, the Year 2000 Compliance and Mitigation Plans have been stepped down, but Emergency Recovery Plans remain in place to address issues such as oil tanker spills and plant explosions.

     Although Conoco believes that internal Year 2000 issues pose no material threat to its business, results of operations or financial condition, Conoco cannot predict the potential impact of any post rollover failures experienced by third parties critical to Conoco's operations. Post rollover Year 2000 failures among critical third parties could possibly cause significant business interruptions. At this time, we cannot quantify the potential impact of such failures. For this reason, Conoco remains on alert for third-party Year 2000 failures.

     The total cost of Year 2000 activities was $42 million, which was not material to Conoco's operations, liquidity or capital resources. Costs were managed within each business unit. 1999 costs were $12 million, 1998 costs were $25 million and 1997 costs were $5 million. This included costs for the replacement or upgrade of existing non-compliant systems, but excluded replacement projects planned and managed outside of the Year 2000 program. Conoco also took advantage of savings presented by its memberships in industry organizations. Costs to address failures during 2000 will be handled as a part of normal operations, since Conoco does not anticipate any critical failures resulting from this issue.

     This disclosure is provided pursuant to Securities Exchange Act Release No. 39-40277. As such, it is protected as a forward-looking statement under Section 21E of the Securities Exchange Act of 1934. This disclosure is also subject to protection under the Year 2000 Information and Readiness Disclosure Act of 1998, 15 USC Section 1 (1999), as a "Year 2000 Statement" and "Year 2000 Readiness Disclosure" as defined therein.

EUROPEAN MONETARY UNION

     Within Europe, the European Economic and Monetary Union (EMU) introduced a new currency, the euro, on January 1, 1999. The new currency is in response to the EMU's policy of economic convergence to harmonize trade policy, eliminate business costs associated with currency exchange and to promote the free flow of capital goods and services.

     On January 1, 1999, 11 participating countries adopted the euro as their local currency, initially available for currency trading on currency exchanges and non-cash (banking) transactions. The existing local currencies, or legacy currencies, will remain legal tender through January 1, 2002. Beginning on January 1, 2002, euro-denominated notes and coins will be issued for cash transactions. For a period of up to six months from this date, both legacy currencies and the euro will be legal tender, but when legacy currencies are used, any change due will be in euro. Effective July 1, 2002, the participating countries will withdraw all legacy currency and use the euro exclusively. There is a strong possibility the period during which both legacy and euro currency can be used will be considerably shortened. This is being left up to the EMU members. For example, Germany is considering a two-month period, which would mean all legacy currency would be withdrawn by March 1, 2002.

     Conoco has recognized the introduction of the euro as a significant event with potential implications for existing operations. Currently, Conoco operates in a number of countries that are participating in the EMU, including Austria, Belgium, Finland, Germany and Spain (via a joint venture). Conoco expects nonparticipating European Union countries, such as the United Kingdom, to eventually join the EMU, but there has been considerable debate about this issue and it could take years.

     Conoco has committed resources to ensure it is prepared for the introduction of the euro. A review of the euro implementation has been undertaken and Conoco has concentrated on areas such as operations, finance, treasury, legal, information management, procurement and others, both in participating and nonparticipating European Union countries where Conoco currently operates. Existing legacy accounting and business systems and other business assets have been reviewed for euro compliance, including assessing any risks from third parties. Progress regarding euro implementation is reported periodically to management. Both amounts spent to date and expected to be spent in the future are not material.

     Because of the staggered introduction of the euro regarding non-cash and cash transactions, Conoco has developed its plans to address its accounting and business systems first and its business assets second. Conoco undertook steps to be euro compliant, within its accounting and business systems, by the end of 1998 to meet conversion rules when performing translations between EMU currencies. The accounting systems were modified so that EMU currencies were converted to other EMU currencies via the euro rather than directly. Conoco was in a position to conduct electronic transfers in euros commencing January 1, 1999. Conoco has an implementation plan to convert its accounting and reporting systems from legacy currency to the euro by January 1, 2002, for those operations that are in EMU countries. This will generally be undertaken simultaneously with a significant upgrade to Conoco's computer systems. The plan also incorporates steps to ensure the corresponding business assets are fully compliant by that date, in preparation for being able to utilize euro notes and coins to conduct business.

     Consistent with regulations and steps the industry is taking to familiarize the public with the euro, conversion at the retail outlets has already begun. The conversion program varies between countries. Examples of the conversion program include:

     o displaying conversion tables between EMU legacy currencies and the euro at gasoline stations;

     o placing stickers on the gasoline pumps with the equivalent euro price per liter;

     o installing "euro corners" in the shop part of the station with calculators and examples so that the customers can practice converting from their EMU legacy currency to the euro; and

     o printing the euro equivalent total at the bottom of receipts issued from cash registers.

     The business assets conversion program will continue throughout the transition period and, in its final stages, will include new or modified pole price signs, electronic euro price displays at the pump, new or modified automatic cash machines, and receipts that give a detailed itemized breakdown in euros.

     Compliance in participating and nonparticipating countries will be achieved primarily through the upgrading of systems that were previously targeted to be upgraded. Remaining systems will be modified to achieve compliance. Conoco does not currently expect to experience any significant operational disruptions or to incur any significant costs, including any currency risk, that could materially affect its liquidity or capital resources. Conoco is preparing plans to address issues within the transitional period when both legacy and euro currencies may be tendered.

     Because of the competitive business environment within the petroleum industry, Conoco does not anticipate any long-term competitive implications or the need to materially change its mode of conducting business as a result of increased price transparency.

RESTRUCTURING

     In December 1998, Conoco announced that, as a result of a comprehensive review of assets and long-term strategy, Conoco would make organizational realignments consistent with furthering the efficiency of operations and taking advantage of synergies created by the upgrading of its asset portfolio. These reductions largely reflected the elimination of redundancies at all levels resulting from the disposition of assets and past and ongoing consolidation of assets into operations requiring less employee support, as well as better sharing of common services and functions across the regions. Associated with the announcement, Conoco recorded an $82 million pretax ($52 million after-tax) charge to operating expense in the fourth quarter of 1998. Nearly all of this charge represented termination payments and related employee benefits to be made to the estimated 975 persons in both upstream and downstream businesses affected by the restructuring. Payments were, and will continue to be, made under existing company severance policies, generally based on years of service up to a maximum amount that varies by country.

     During 1999, 704 employees left Conoco as part of the implementation of the realignment plans, with related charges against the restructuring reserve of $68 million. In the fourth quarter 1999, estimates of the number of severances were revised due to changes in operational requirements. The original number of severances, 975 positions worldwide, was reduced by 137 positions, primarily in our upstream business, to a total reduction of 838 positions. The reduction of positions to be eliminated resulted in a corresponding reduction in the restructuring reserve of $3 million that was recorded in the fourth quarter 1999. The remaining 134 identified positions to be eliminated are primarily related to various asset sales that are scheduled to close early in 2000. Total charges and adjustments to the reserve during 1999 were $71 million, resulting in a December 31, 1999 reserve balance of $11 million that is expected to be utilized in the first quarter 2000.

NEW ACCOUNTING STANDARDS

     Effective January 1, 1999, Conoco adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," issued by the American Institute of Certified Public Accountants. This statement requires that costs related to start-up activities, including organization costs, be expensed as incurred. Conoco's policy has been one of expensing organization and other similar costs of start-up operations. Accordingly, there was no effect on earnings due to the adoption of this pronouncement.

     In June 1998, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that companies recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, SFAS No. 133 provides that a derivative may be specifically designated as follows:

     o fair value hedge - a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

     o cash flow hedge - a hedge of the exposure to variable cash flows of a forecasted transaction; or

     o foreign currency hedge - a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction.

     Under SFAS No. 133, the accounting for changes in fair value of a derivative depends on its intended use and designation. Accounting for various types of hedges are described as follows:

     o for a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item;

     o for a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings;

     o for a foreign currency hedge of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income; and

     o for all other items not designated as hedging instruments, the gain or loss is recognized in earnings in the period of change.

     In June 1999, the FASB approved the issuance of SFAS No. 137 deferring the effective date of SFAS No. 133 for one year. Consequently, Conoco is required to adopt SFAS No. 133 by January 1, 2001, and is currently assessing its effect on the consolidated financial statements. In addition, the FASB is currently reconsidering certain key components of SFAS No. 133. However, this is not expected to affect the implementation date.

SUBSEQUENT EVENTS

     In January 2000, Conoco announced an agreement with Duke Energy Field Services to sell its Oklahoma natural gas gathering and processing assets, consisting of 2,300 miles of natural gas gathering pipelines and five natural gas processing plants. The sale is part of Conoco's ongoing upstream portfolio management program to reduce non-strategic assets and costs, and make strategic acquisitions in core areas of North America that will dramatically increase our natural gas production, reserves and processing capacity. The sale is expected to close in the first quarter of 2000.

     Conoco acquired substantially all of Petro-Canada's natural gas liquids business in Canada. The purchase, which includes the fifth largest natural gas processing plant in North America, closed in the first quarter of 2000.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

MARKET RISKS

     Conoco operates in the worldwide crude oil, refined product, natural gas, natural gas liquids and electric power markets and is exposed to fluctuations in hydrocarbon prices, foreign currency rates and interest rates that can affect the revenues and cost of operating, investing and financing. Conoco's management has used and intends to use financial and commodity-based derivative contracts to reduce the risk in overall earnings and cash flow when the benefits provided are anticipated to more than offset the risk management costs involved.

     Conoco has established a Risk Management Policy that provides guidelines for entering into contractual arrangements (derivatives) to manage its commodity price, foreign currency rate and interest rate risks. The Conoco Risk Management Committee has:

     o    an ongoing responsibility for the content of this policy;

     o principal oversight responsibility to ensure Conoco is in compliance with the policy; and

     o responsibility to ensure that procedures and controls are in place for the use of commodity, foreign currency and interest rate instruments.

     These procedures clearly establish derivative control and valuation processes, routine monitoring and reporting requirements, and counterparty credit approval procedures. Additionally, to assess the adequacy of internal controls, Conoco's internal audit group reviews these risk management activities. The audit results are then reviewed by both the Conoco Risk Management Committee and by management.

     The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although Conoco is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures, and limits to the period over which unpaid balances are allowed to accumulate. Conoco has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance.

   Commodity Price Risk

     Conoco enters into energy-related futures, forwards, swaps and options in various markets:

     o    to balance its physical systems;

     o    to meet customer needs; and

     o to manage its price exposure on anticipated crude oil, natural gas, refined product and electric power transactions.

     These instruments provide a natural extension of the underlying cash market and are used to physically acquire a portion of supply requirements. The commodity futures market has increased liquidity and longer trading periods than the cash market and is one method of managing price risk in the energy business.

     Conoco policy is generally to be exposed to market pricing for commodity purchases and sales. From time to time, management may use derivatives to establish longer-term positions to hedge the price risk for Conoco's equity crude oil and natural gas production, as well as its refinery margins.

     Conoco does limited amounts of trading for profit unrelated to its underlying physical business. After-tax gain or loss from trading for profit activities has not been material.

     The fair value gain or loss of outstanding derivative commodity instruments and the change in fair value that would be expected from a 10 percent adverse price change are shown in the table below:


                                                      CHANGE IN FAIR VALUE
                                                        FROM 10% ADVERSE
                                       FAIR VALUE         PRICE CHANGE
                                      ------------       ------------
                                               (IN MILLIONS)

AT DECEMBER 31, 1999
Crude Oil and Refined Products
     Trading ......................   $         10       $          2
     Non-trading ..................             10                 (4)
                                      ------------       ------------
     Combined .....................   $         20       $         (2)

Natural Gas
     Trading ......................   $         --       $         --
     Non-trading ..................             --                 (8)
                                      ------------       ------------
     Combined .....................   $         --       $         (8)

AT DECEMBER 31, 1998
Crude Oil and Refined Products
     Trading ......................   $          3       $          3
     Non-trading ..................             (1)                (5)
                                      ------------       ------------
     Combined .....................   $          2       $         (2)

Natural Gas
     Trading ......................   $         (2)      $         (1)
     Non-trading ..................            (25)               (20)
                                      ------------       ------------
     Combined .....................   $        (27)      $        (21)

     The fair values of the futures contracts are based on quoted market prices obtained from the New York Mercantile Exchange or the International Petroleum Exchange of London. The fair values of swaps and other over-the-counter instruments are estimated based on quoted market prices of comparable contracts and approximate the gain or loss that would have been realized if the contracts had been closed out at year-end.

     Price-risk sensitivities were calculated by assuming an across-the-board 10 percent adverse change in prices regardless of term or historical relationships between the contractual price of the instrument and the underlying commodity price. In the event of an actual 10 percent change in prompt month crude or natural gas prices, the fair value of Conoco's derivative portfolio would typically change less than that shown in the table due to lower volatility in out-month prices.

     Additional details regarding accounting policy for these financial instruments are set forth in note 2 to the consolidated financial statements.

   Foreign Currency Risk

     Conoco has foreign currency exchange rate risk resulting from operations in over 40 countries around the world. Conoco does not comprehensively hedge its exposure to currency rate changes, although it may choose to selectively hedge exposure to foreign currency exchange rate risk. Examples include firm commitments for capital projects, certain local currency tax payments, and cash returns from net investments in foreign affiliates to be remitted within the coming year. At December 31, 1999, and at December 31, 1998, Conoco had no open forward exchange contracts.

   Interest Rate Risk

     Conoco managed no significant interest rate risk prior to the initial public offering. Subsequent to the initial public offering, however, Conoco began managing any material risk, arising from exposure to interest rates, by using a combination of financial derivative instruments. This program was developed to manage the fixed and floating interest rate mix of Conoco's total debt portfolio and related overall cost of borrowing.

     In March 1999, Conoco hedged interest rate exposure on a portion of public debt that was issued in April 1999 (see Financing Activities on page 32). The hedge was accomplished by purchasing put options on U.S. Treasury securities with a maturity date matching the expected pricing date of the debt offering; and having a total notional amount of $2.5 billion spread over five-year, 10-year and 30-year maturities proportional to the expected tranches of company debt to be issued. In April 1999, subsequent to purchasing the put options, U.S. Treasury interest rates decreased and the put options expired out of the money. Before the public debt issuance, Conoco entered into interest rate lock agreements proportional to the expected tranches of debt to be issued. Overall, the two hedging transactions resulted in an immaterial net gain that will be amortized against interest expense over the life of the various debt instruments. At December 31, 1999, and at December 31, 1998, Conoco had no open interest rate financial derivative instruments.

                              REPORT OF MANAGEMENT

     Management is responsible for the consolidated financial statements of Conoco Inc. and other information appearing in this annual report. The consolidated financial statements have been prepared in accordance with generally accepted accounting principles considered by management to present fairly Conoco's financial position, results of operations and cash flows. The consolidated financial statements include some amounts that are based on management's best estimates and judgments.

     Conoco's system of internal controls is designed to provide reasonable assurance as to the protection of assets against loss from unauthorized use or disposition, and the reliability of financial records for preparing financial statements and maintaining accountability for assets. Conoco's business ethics policy is the cornerstone of our internal control system. This policy sets forth management's commitment to conduct business worldwide with the highest ethical standards and in conformity with applicable laws. The business ethics policy also requires that all documents supporting transactions clearly describe their true nature and that all transactions be properly reported and classified in the financial records. An extensive internal audit program monitors Conoco's system of internal controls. Management believes Conoco's system of internal controls meets the objective noted above.

     Conoco's independent accountants, PricewaterhouseCoopers LLP, have audited the consolidated financial statements. The purpose of their audit is to independently affirm the fairness of management's reporting of financial position, results of operations and cash flows. To express the opinion set forth in their report, they study and evaluate the internal controls to the extent they deem necessary. The adequacy of Conoco's internal controls and the accounting principles employed in financial reporting are under the general oversight of the Audit and Compliance Committee of the Board of Directors. This committee also has responsibility for employing the independent accountants, subject to stockholder ratification. No member of this committee may be an officer or employee of Conoco. The independent accountants and the internal auditors have direct access to the Audit and Compliance Committee, and they meet with the Audit and Compliance Committee from time to time, with and without management present, to discuss accounting, auditing and financial reporting matters.



     /s/  ARCHIE W. DUNHAM                   /s/  ROBERT W. GOLDMAN                     /s/  W. DAVID WELCH
--------------------------------------   ----------------------------------------   -----------------------------
         Archie W. Dunham                         Robert W. Goldman                      W. David Welch
       Chairman, President and             Senior Vice President, Finance,               Controller and
       Chief Executive Officer               and Chief Financial Officer            Principal Accounting  Officer





                        REPORT OF INDEPENDENT ACCOUNTANTS


To the Stockholders and the Board of Directors of Conoco Inc.

     In our opinion, the consolidated financial statements appearing on pages 44 through 70 of this annual report present fairly, in all material respects, the financial position of Conoco Inc. and its subsidiaries at December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999, in conformity with accounting principles generally accepted in the United States. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits of these statements in accordance with auditing standards generally accepted in the United States, which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.



PRICEWATERHOUSECOOPERS LLP


Houston, Texas
February 16, 2000

                                   CONOCO INC.

                        CONSOLIDATED STATEMENT OF INCOME

                                                                       YEAR ENDED DECEMBER 31
                                                            ------------------------------------------
                                                                1999           1998           1997
                                                            ------------   ------------   ------------
                                                                  (IN MILLIONS, EXCEPT PER SHARE)
Revenues
   Sales and Other Operating Revenues* ..................   $     27,039   $     22,796   $     25,796
   Equity in Earnings of Affiliates (Note 12) ...........            150             22             40
   Other Income (Note 4) ................................            120            350            427
                                                            ------------   ------------   ------------
         Total Revenues .................................         27,309         23,168         26,263
                                                            ------------   ------------   ------------

Costs and Expenses
   Cost of Goods Sold ...................................         14,781         11,751         14,333
   Operating Expenses ...................................          2,060          2,089          1,893
   Selling, General and Administrative Expenses .........            809            736            726
   Stock Option Provision (Note 22) .....................             --            236             --
   Exploration Expenses .................................            270            380            457
   Depreciation, Depletion and Amortization .............          1,193          1,113          1,179
   Taxes Other Than on Income* (Note 5) .................          6,668          5,970          5,532
   Interest and Debt Expense (Note 6) ...................            311            199             36
                                                            ------------   ------------   ------------
          Total Costs and Expenses ......................         26,092         22,474         24,156
                                                            ------------   ------------   ------------
Income Before Income Taxes ..............................          1,217            694          2,107
Provision for Income Taxes (Note 7) .....................            473            244          1,010
                                                            ------------   ------------   ------------
Net Income ..............................................   $        744   $        450   $      1,097
                                                            ============   ============   ============

Earnings Per Share (Note 8)**
   Basic ................................................   $       1.19   $        .95   $       2.51
   Diluted ..............................................   $       1.17   $        .95   $       2.51

Weighted Average of Shares Outstanding
   Class A ..............................................            190             37             --
   Class B ..............................................            437            437            437
                                                            ------------   ------------   ------------
     Total Basic ........................................            627            474            437
   Stock Options ........................................              9              1             --
                                                            ------------   ------------   ------------
     Total Diluted ......................................            636            475            437
                                                            ============   ============   ============

 *   Includes petroleum excise taxes.....................   $      6,492   $      5,801   $      5,349

** Earnings per share for the periods prior to Conoco's initial public offering was calculated using only Class B common stock, as required by SFAS No. 128 (see note 8).


          See accompanying notes to consolidated financial statements.

                                  CONOCO INC.

                           CONSOLIDATED BALANCE SHEET

                                     ASSETS

                                                                                                DECEMBER 31
                                                                                       ----------------------------
                                                                                           1999            1998
                                                                                       ------------    ------------
                                                                                               (IN MILLIONS)

Current Assets
   Cash and Cash Equivalents .......................................................   $        317    $        394
   Accounts and Notes Receivable (Note 9) ..........................................          1,735           1,191
   Inventories (Note 10) ...........................................................            703             807
   Other Current Assets ............................................................            313             378
                                                                                       ------------    ------------
         Total Current Assets ......................................................          3,068           2,770
Property, Plant and Equipment (Note 11) ............................................         22,476          22,094
Less: Accumulated Depreciation, Depletion and Amortization .........................        (11,241)        (10,681)
                                                                                       ------------    ------------
Net Property, Plant and Equipment ..................................................         11,235          11,413
Investment in Affiliates (Note 12) .................................................          1,604           1,363
Other Assets (Note 13) .............................................................            468             529
                                                                                       ------------    ------------
         Total .....................................................................   $     16,375    $     16,075
                                                                                       ============    ============

                      LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities
   Accounts Payable (Note 14) ......................................................   $      1,489    $      1,312
   Short-term Borrowings and Capital Lease Obligations (Note 15) ...................            663              52
   Income Taxes (Note 7) ...........................................................            303             199
   Other Accrued Liabilities (Note 16) .............................................          1,303           1,162
                                                                                       ------------    ------------
         Total Current Liabilities .................................................          3,758           2,725
Long-term Borrowings-- Related Parties (Note 3) ....................................             --           4,596
Long-term Borrowings and Capital Lease Obligations (Note 17) .......................          4,080              93
Deferred Income Taxes (Note 7) .....................................................          1,689           1,714
Other Liabilities and Deferred Credits (Note 18) ...................................          1,958           2,200
                                                                                       ------------    ------------
         Total Liabilities .........................................................         11,485          11,328
                                                                                       ------------    ------------
Commitments and Contingent Liabilities (Note 26)
Minority Interests (Note 19) .......................................................            335             309
Stockholders' Equity (Note 20)
   Preferred Stock, $.01 par value
     250,000,000 shares authorized; none issued ....................................             --              --
   Class A Common Stock, $.01 par value
     3,000,000,000 shares authorized; 191,497,821 shares issued ....................              2               2
   Class B Common Stock, $.01 par value
     1,600,000,000 shares authorized; 436,543,573 shares issued and outstanding ....              4               4
   Additional Paid-in Capital ......................................................          4,941           4,955
   Retained Earnings (Accumulated Deficit) .........................................             44            (244)
   Accumulated Other Comprehensive Loss (Note 21) ..................................           (372)           (274)
   Treasury Stock, at cost (1999 - 2,457,960 Class A shares;
     1998 - 249,863 Class A shares) ................................................            (64)             (5)
         Total Stockholders' Equity ................................................          4,555           4,438
                                                                                       ------------    ------------
         Total .....................................................................   $     16,375    $     16,075
                                                                                       ============    ============


          See accompanying notes to consolidated financial statements.

                                  CONOCO INC.

    CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY/OWNER'S NET INVESTMENT AND
                      ACCUMULATED OTHER COMPREHENSIVE LOSS

                                (NOTES 20 AND 21)

                                                                                 RETAINED                   ACCUMULATED
                                             OWNER'S               ADDITIONAL    EARNINGS                      OTHER
                                               NET       COMMON     PAID-IN    (ACCUMULATED COMPREHENSIVE  COMPREHENSIVE   TREASURY
                                           INVESTMENT    STOCK      CAPITAL      DEFICIT)       INCOME          LOSS        STOCK
                                           ----------  ----------  ----------   ----------    ----------    ------------- ---------
                                                                               (IN MILLIONS)
Balance January 1, 1997 .................. $    6,636  $       --  $       --   $       --                  $        (57) $      --
Comprehensive Income
  Net Income (Loss) ......................      1,097                                         $    1,097
  Other Comprehensive Income (Loss):
    Foreign Currency Translation
      Adjustment .........................                                                          (121)
    Minimum Pension Liability Adjustment .                                                           (13)
                                                                                              ----------
      Other Comprehensive Loss ...........                                                          (134)           (134)
                                                                                              ----------
        Comprehensive Income .............                                                    $      963
                                                                                              ==========
Net Cash Contribution from Owner .........        360
Other Transfers from Owner ...............         (6)
                                           ----------  ----------  ----------   ----------                  ------------  ---------
Balance December 31, 1997 ................      8,087          --          --           --                          (191)        --
Comprehensive Income
  Net Income (Loss) ......................        694                                 (244)   $      450
  Other Comprehensive Income (Loss):
    Foreign Currency Translation
      Adjustment .........................                                                           (25)
    Minimum Pension Liability Adjustment .                                                           (58)
                                                                                              ----------
      Other Comprehensive Loss ...........                                                           (83)            (83)
                                                                                              ----------
        Comprehensive Income .............                                                    $      367
                                                                                              ==========
Net Cash Contribution to Owner ...........       (512)
Dividends to Owner (Note 3) ..............     (8,200)
Other Transfers from Owner ...............        433
Capitalization from Owner at Initial
    Public Offering ......................       (502)          4         498
Initial Public Offering ..................                      2       4,226
Compensation Plans .......................                                 (5)
Treasury Stock Purchases .................                                                                                       (5)
Stock Option Provision (Note 22) .........                                236
                                           ----------  ----------  ----------   ----------                  ------------  ---------
Balance December 31, 1998 ................         --           6       4,955         (244)                         (274)        (5)
Comprehensive Income
  Net Income (Loss) ......................                                             744    $      744
  Other Comprehensive Income (Loss):
    Foreign Currency Translation
      Adjustment .........................                                                          (162)
    Minimum Pension Liability Adjustment .                                                            64
                                                                                              ----------
      Other Comprehensive Loss ...........                                                           (98)            (98)
                                                                                              ----------
        Comprehensive Income .............                                                    $      646
                                                                                              ==========
Adjustment to Capitalization from Owner
    at Initial Public Offering (Note 20) .                                (26)
Dividends ................................                                            (445)
Compensation Plans .......................                                 12
Treasury Stock - Purchases ...............                                                                                      (87)
               - Issuances ...............                                             (11)                                      28
                                           ----------  ----------  ----------   ----------                  ------------  ---------

Balance December 31, 1999 ................ $       --  $        6  $    4,941   $       44                  $       (372) $     (64)
                                           ==========  ==========  ==========   ==========                  ============  =========

          See accompanying notes to consolidated financial statements.

                                  CONOCO INC.

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                             YEAR ENDED DECEMBER 31
                                                                                  --------------------------------------------
                                                                                     1999             1998            1997
                                                                                  ------------    ------------    ------------
                                                                                                  (IN MILLIONS)
Cash Provided by Operations
   Net Income ................................................................... $        744    $        450    $      1,097
   Adjustments to Reconcile Net Income to Cash Provided by Operations
      Depreciation, Depletion and Amortization ..................................        1,193           1,113           1,179
      Dry Hole Costs and Impairment of Unproved Properties ......................          131             163             169
      Stock Option Provision (Note 22) ..........................................           --             236              --
      Inventory Write-down to Market (Note 10) ..................................           --              97              --
      Deferred Income Taxes (Note 7) ............................................         (111)            (32)             16
      Income Applicable to Minority Interests ...................................           25              21              24
      Other Non-cash Charges and Credits - Net ..................................         (111)           (137)           (271)
      Decrease (Increase) in Operating Assets
        Accounts and Notes Receivable ...........................................         (573)            125             127
        Inventories .............................................................           80             (62)            (79)
        Other Operating Assets ..................................................          107            (172)            (96)
      Increase (Decrease) in Operating Liabilities
        Accounts and Other Operating Payables ...................................          639             (69)            561
        Income and Other Taxes Payable (Notes 5 and 7) ..........................           92            (360)            149
                                                                                  ------------    ------------    ------------
           Cash Provided by Operations ..........................................        2,216           1,373           2,876
                                                                                  ------------    ------------    ------------
Investing Activities (Note 24)
    Purchases of Property, Plant and Equipment ..................................       (1,675)         (1,965)         (2,644)
    Investments in Affiliates - Additions .......................................         (272)           (391)           (341)
                              - Repayment of Loans and Advances .................           45               6               2
    Proceeds from Sales of Assets and Subsidiaries ..............................          162             721             565
    Net Decrease in Short-term Financial Instruments ............................           34              31             381
                                                                                  ------------    ------------    ------------
           Cash Used in Investing Activities ....................................       (1,706)         (1,598)         (2,037)
                                                                                  ------------    ------------    ------------
Financing Activities
    Short-term Borrowings - Net (Note 15) .......................................          622             (26)             22
    Long-term Borrowings - Receipts .............................................        3,970              --              33
                         - Payments .............................................          (20)             (4)             (3)
    Related Party Borrowings - Receipts .........................................          865             927             413
                             - Payments .........................................       (5,461)         (5,434)           (695)
    Related Party Notes Receivable - Receipts ...................................           --             444               9
                                   - Payments ...................................           --            (152)           (617)
    Treasury Stock - Purchases ..................................................          (87)             (5)             --
                   - Proceeds from Issuances ....................................           13              --              --
    Cash Dividends ..............................................................         (445)             --              --
    Proceeds from Initial Public Offering (Notes 3 and 20) ......................           --           4,228              --
    Net Cash Contribution from (to) Owner .......................................          (11)           (512)            360
    Minority Interests (Note 19) - Receipts .....................................          326              --              --
                                 - Payments .....................................         (324)            (21)            (21)
                                                                                  ------------    ------------    ------------
           Cash Used in Financing Activities ....................................         (552)           (555)           (499)
                                                                                  ------------    ------------    ------------
Effect of Exchange Rate Changes on Cash .........................................          (35)             27             (39)
                                                                                  ------------    ------------    ------------
Increase (Decrease) in Cash and Cash Equivalents ................................          (77)           (753)            301
Cash and Cash Equivalents at Beginning of Year ..................................          394           1,147             846
                                                                                  ------------    ------------    ------------
Cash and Cash Equivalents at End of Year ........................................ $        317    $        394    $      1,147
                                                                                  ============    ============    ============
SUPPLEMENTAL SCHEDULE OF NON-CASH FINANCING ACTIVITIES
     Transactions with Related Parties (Note 3)
         Dividends to Owner ..................................................... $         --    $     (8,200)   $         --
         Promissory Note Issued .................................................           --           7,500              --
         Notes Receivable Reduced ...............................................           --             700              --
         Borrowings Contributed to Capital ......................................           --            (544)             --
                                                                                  ------------    ------------    ------------
         Total Non-cash Financing Activities .................................... $         --    $       (544)   $         --
                                                                                  ============    ============    ============


          See accompanying notes to consolidated financial statements.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


1.   BASIS OF PRESENTATION

     Conoco is an integrated, global energy company that is involved in the upstream and downstream operating segments of the petroleum industry. Activities of the upstream operating segment include exploring for, developing, producing and selling crude oil, natural gas and natural gas liquids. Activities of the downstream operating segment include refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products, and transporting, distributing and marketing petroleum products. Conoco has four reporting segments for its upstream and downstream businesses, reflecting geographic division between the United States and international. Corporate and other includes general corporate expenses, financing costs and other non-operating items, results for power, and related-party insurance operations.

     The initial public offering of the Class A common stock of Conoco commenced on October 21, 1998. The initial public offering consisted of approximately 191 million shares of Class A common stock issued at a price of $23 per share, and represented E.I. du Pont de Nemours and Company's (DuPont) first step in the planned divestiture of Conoco. After the initial public offering, DuPont owned 100 percent of Conoco's Class B common stock (approximately 437 million shares), representing approximately 70 percent of Conoco's outstanding common stock and approximately 92 percent of the combined voting power of all classes of voting stock of Conoco. On August 6, 1999, DuPont concluded an exchange offer to its stockholders which resulted in all 437 million shares of Class B common stock being distributed to DuPont stockholders. The exchange offer was the final step in DuPont's planned divestiture of Conoco.

     Prior to the date of the initial public offering, operations were conducted by Conoco and, in some cases, subsidiaries of DuPont. The accompanying consolidated financial statements for these periods are presented on a carve-out basis prepared from DuPont's historical accounting records, and include the historical operations of both entities owned by Conoco and operations transferred to Conoco by DuPont at the time of the initial public offering. In this context, no direct ownership relationship existed among all the various units comprising Conoco. Accordingly, net cash contributions from/to owner prior to the initial public offering included funds transferred between Conoco and DuPont for operating needs, cash dividends paid and other equity transactions.

     Effective at the time of the initial public offering, Conoco's capital structure was established and the transfer to Conoco of certain subsidiaries previously owned by DuPont was substantially complete, resulting in direct ownership of those subsidiaries. Accordingly, for periods subsequent to the initial public offering, financial information is presented on a consolidated basis.

     The consolidated statement of income includes all revenues and costs directly attributable to Conoco. These costs directly attributable to Conoco include costs for facilities, functions and services used by Conoco at shared sites and costs for certain functions and services performed by centralized DuPont organizations and directly charged to Conoco based on usage. In addition, services performed by Conoco on DuPont's behalf are directly charged to DuPont. The results of operations also include allocations of DuPont's general corporate expenses through the date of the initial public offering.

     Prior to the date of the initial public offering, all charges and allocations of cost for facilities, functions and services performed by DuPont organizations for Conoco are deemed paid by Conoco to DuPont, in cash, in the period in which the cost was recorded in the consolidated financial statements. Allocations of current income taxes receivable or payable are similarly considered remitted, in cash, by or to DuPont in the period the related income taxes were recorded. Subsequent to the initial public offering, such costs are billed directly under transitional service agreements, and income taxes are paid directly to the taxing authorities, or to DuPont, as appropriate.

     All of the allocations and estimates in the consolidated financial statements are based on assumptions that management believes are reasonable under the circumstances. However, these allocations and estimates are not necessarily indicative of the costs and expenses that would have resulted if Conoco had been operated as a separate entity for periods prior to the initial public offering.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

2.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Consolidation

     The accounts of wholly owned and majority owned subsidiaries are included in the consolidated financial statements. The equity method is used to account for investments in corporate entities, partnerships and limited liability companies in which Conoco exerts significant influence, generally having a 20-50 percent ownership interest. Conoco's 50.1 percent non-controlling interest in Petrozuata C.A., located in Venezuela, is accounted for using the equity method. The equity method is used because the minority shareholder, a subsidiary of PDVSA, the national oil company of the Bolivarian Republic of Venezuela, has substantive participating rights. Undivided interests in oil and gas properties under joint operating agreements and transportation assets are combined on a pro rata basis. Other investments, excluding marketable securities, are carried at cost.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses, and the disclosure of contingent assets and liabilities. Actual results may differ from those estimates and assumptions.

Revenue Recognition

     Revenues are recorded when title passes to the customer. Revenues from the production of oil and gas properties in which Conoco has interests with other companies are recorded on the basis of sales to customers. Differences between these sales and our share of production are not significant.

Cash Equivalents

     Cash equivalents represent investments with maturities of three months or less from the time of purchase. They are carried at cost plus accrued interest, which approximates fair value.

Inventories

     Inventories are carried at the lower of cost or market. Cost is determined under the last-in, first-out (LIFO) method for inventories of crude oil and petroleum products. Cost for remaining inventories, principally materials and supplies, is generally determined by the average cost method. Market is determined on a regional basis and any lower of cost or market write-down is recorded as a permanent adjustment to the cost of inventory.

Property, Plant and Equipment (PP&E)

     PP&E is carried at cost. Depreciation of PP&E, other than oil and gas properties, is generally computed on a straight-line basis over the estimated economic lives of the facilities, which for major assets range from 14 to 25 years. When assets that are part of a composite group are retired, sold, abandoned or otherwise disposed of, the cost, net of sales proceeds or salvage value, is charged against the accumulated reserve for depreciation, depletion and amortization (DD&A). Where depreciation is accumulated for specific assets, gains or losses on disposal are included in period income.

     Maintenance and repairs are charged to expense; replacements and improvements are capitalized.

Oil and Gas Properties

     Conoco follows the successful efforts method of accounting. Under successful efforts, the costs of property acquisitions, successful exploratory wells, development wells and related support equipment and facilities are capitalized. The costs of producing properties are amortized at the field level on a unit-of-production method.

     Unproved properties, which are individually significant, are periodically assessed for impairment. The impairment of individually insignificant properties is provided by amortizing the costs based on past experience and the estimated holding period. Exploratory well costs are expensed in the period the well is determined to be unsuccessful. All other exploration costs, including geological and geophysical costs, production costs and overhead costs, are expensed in the period incurred.

     The estimated costs of dismantlement and removal of oil and gas related facilities are accrued over the properties' productive lives using the unit-of-production method and recognized as a liability as the amortization expense is recorded.

Impairment of Long-lived Assets

     Long-lived assets with recorded values, which are not expected to be recovered through future cash flows, are written down to current fair value through additional amortization or depreciation provisions. Fair value is generally determined from estimated discounted future net cash flows. Upstream properties are evaluated at the field level.

Environmental Costs

     Environmental expenditures are expensed or capitalized, as appropriate, depending on their future economic benefit. Expenditures that relate to an existing condition caused by past operations, and that do not have future economic benefit, are expensed. Liabilities related to these future costs are recorded on an undiscounted basis when environmental assessments and/or remediation activities are probable and the costs can be reasonably estimated.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


Stock Compensation

     Conoco applies Accounting Principles Board (APB) Opinion No. 25, "Accounting for Stock Issued to Employees," and related interpretations in accounting for stock options. Pro forma information regarding changes in net income and earnings per share data - if the accounting prescribed by Statement of Financial Accounting Standards (SFAS) No. 123, "Accounting for Stock-Based Compensation," had been applied - is presented in note 22.

Income Taxes

     The provision for income taxes has been determined using the asset and liability approach of accounting for income taxes. Under this approach, deferred taxes represent the future tax consequences expected to occur when the reported amounts of assets and liabilities are recovered or paid. The provision for income taxes represents income taxes paid or payable for the current year plus the change in deferred taxes during the year. Deferred taxes result from differences between the financial and tax basis of Conoco's assets and liabilities and are adjusted for changes in tax rates and tax laws when changes are enacted. Valuation allowances are recorded to reduce deferred tax assets when it is more likely than not that some or all of the deferred tax asset will not be realized.

     Prior to the date of the initial public offering, Conoco was included in the DuPont consolidated tax return and the provision for income taxes was determined using the loss benefit method. Under the loss benefit method, the current tax provision or benefit is allocated based on the expected amount to be paid or received from the consolidated group. Benefits of losses and credit carry forwards are recorded when members of the consolidated group expect to realize such benefits. The pro forma effect on the consolidated statement of income, reflecting the provision for income taxes on a separate return basis prior to the initial public offering, is not material. For periods ending after the initial public offering, Conoco has filed separate tax returns. Accordingly, for periods subsequent to the initial public offering, the provision for income taxes has been determined on a separate tax return basis.

     Provision has been made for income taxes on unremitted earnings of subsidiaries and affiliates, except in cases in which earnings are deemed to be permanently invested.

Foreign Currency Translation

     The local currency is the functional currency for Conoco's integrated Western European and some Eastern European petroleum operations. For subsidiaries whose functional currency is the local currency, assets and liabilities denominated in local currency are translated into United States dollars at end-of-period exchange rates. The resultant translation adjustment is a component of accumulated other comprehensive loss (see note 21). Assets and liabilities denominated in other than the local currency are remeasured into the local currency prior to translation into United States dollars. The resultant exchange gains or losses, together with their related tax effects, are included in income in the period in which they occur. Income and expenses are translated into United States dollars at average exchange rates in effect during the period.

     For subsidiaries where the United States dollar is the functional currency, all foreign currency asset and liability amounts are remeasured into United States dollars at end-of-period exchange rates. Inventories, prepaid expenses and PP&E are exceptions to this policy and are remeasured at historical rates. Foreign currency income and expenses are remeasured at average exchange rates in effect during the year. Exceptions to this policy include all expenses related to balance sheet amounts, which are remeasured at historical exchange rates. Exchange gains and losses arising from remeasured foreign-currency-denominated monetary assets and liabilities are included in current period income.

     Effective January 1, 1999, the euro was adopted as the local currency by 11 countries participating in the European Economic and Monetary Union. For those countries in which Conoco operates, the euro concurrently became the functional currency.

Commodity Hedging and Trading Activities

     Conoco enters into energy-related futures, forwards, swaps and options in various markets:

     o    to balance its physical systems;

     o    to meet customer needs; and

     o to manage its price exposure on anticipated crude oil, natural gas, refined product and electric power transactions.

     Gains and losses on non-trading contracts that are designated as hedges are deferred and included in the measurement of the related transaction. Changes in market values of all other derivative contracts are reflected in income in the period the change occurs.

     In the event a derivative designated as a hedge is terminated prior to the maturation of the hedged transaction, gains or losses realized at termination are deferred and included in the measurement of the hedged transaction. If a hedged transaction matures, is sold, extinguished or terminated prior to the maturity of a derivative designated as a hedge of such transaction, then the gains or losses associated with the derivative, through the date the transaction matured, are included in the measurement of the hedged transaction. The derivative is also reclassified as for trading purposes. Derivatives designated as a hedge of an anticipated transaction are reclassified as for trading purposes if the anticipated transaction is no longer likely to occur.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     In the consolidated statement of cash flows, Conoco reports the cash flows resulting from its hedging activities in the same category as the related item that is being hedged.

Recent Accounting Standards

     Effective January 1, 1999, Conoco adopted Statement of Position 98-5, "Reporting on the Costs of Start-up Activities," issued by the American Institute of Certified Public Accountants. This statement requires that costs related to start-up activities, including organization costs, be expensed as incurred. Conoco's policy has been to expense organization and other similar costs of start-up operations. Accordingly, there was no effect on earnings due to the adoption of this pronouncement.

     In June 1998, the Financial Accounting Standards Board (FASB) issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 requires that companies recognize all derivatives as either assets or liabilities in the balance sheet and measure those instruments at fair value. If certain conditions are met, SFAS No. 133 provides that a derivative may be specifically designated as follows:

     o fair value hedge - a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment;

     o cash flow hedge - a hedge of the exposure to variable cash flows of a forecasted transaction; or

     o foreign currency hedge - a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available-for-sale security or a foreign-currency-denominated forecasted transaction.

     Under SFAS No. 133, the accounting for changes in fair value of a derivative depends on its intended use and designation. Accounting for various types of hedges are described as follows:

     o for a fair value hedge, the gain or loss is recognized in earnings in the period of change together with the offsetting loss or gain on the hedged item;

     o for a cash flow hedge, the effective portion of the derivative's gain or loss is initially reported as a component of other comprehensive income and subsequently reclassified into earnings when the forecasted transaction affects earnings;

     o for a foreign currency hedge of a net investment in a foreign operation, the gain or loss is reported in other comprehensive income; and

     o for all other items not designated as hedging instruments, the gain or loss is recognized in earnings in the period of change.

     In June 1999, the FASB approved the issuance of SFAS No. 137 deferring the effective date of SFAS No. 133 for one year. Consequently, Conoco is required to adopt SFAS No. 133 by January 1, 2001, and is currently assessing its effect on the consolidated financial statements. In addition, the FASB is currently reconsidering certain key components of SFAS No. 133. However, this is not expected to change the implementation date.

3.   RELATED PARTY TRANSACTIONS

     The consolidated financial statements included significant related party transactions with DuPont involving services, such as cash management, other financial services, purchasing, legal, computer, corporate aviation and general corporate expenses that were provided between Conoco and DuPont organizations prior to the split-off date. For periods prior to the initial public offering, the costs of services were directly charged or allocated between Conoco and DuPont using methods management believes were reasonable. These methods included negotiated usage rates, dedicated asset assignment and proportionate corporate formulas involving assets, revenues and employees. Such charges and allocations were not necessarily indicative of what would have been incurred if Conoco had been a separate entity.

     Amounts charged and allocated to Conoco for these services were $21 for 1999, $121 for 1998 and $125 for 1997. These amounts were principally included in selling, general and administrative expenses. Conoco provided DuPont services such as computer, legal and purchasing, as well as certain technical and plant operating services. Charges for these services amounted to $15 for 1999, $61 for 1998 and $62 for 1997. These charges to DuPont were treated as reductions, as appropriate, of cost of goods sold, operating expenses or selling, general and administrative expenses.

     Interest expense charged by DuPont was $91 for 1999, $264 for 1998 and $124 for 1997. Interest charged by DuPont reflected market-based interest rates. A portion of historical related party interest cost and other interest expense was capitalized as cost associated with major construction projects. Interest income from DuPont was $43 for 1998 and $11 for 1997, and also reflected market-based interest rates. There was no interest income from DuPont for 1999.

     Sales and other operating revenues included sales of products from Conoco to DuPont, principally natural gas and gas liquids to supply several DuPont plant sites. These sales totaled $211 for 1999, $427 for 1998 and $420 for 1997. Also included for 1998 and 1997 were revenues from insurance premiums charged to DuPont for property and casualty coverage outside the United States. These revenues totaled $20 for 1998 and $22 for 1997. Purchases of products from DuPont during these periods were not material. Subsequent to the initial public offering, these intercompany arrangements between DuPont and

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


Conoco, excluding insurance coverage provided to DuPont, were provided under transition service agreements or other long-term agreements. It is not anticipated that a change, if any, in these costs and revenues would have a material effect on Conoco's results of operations or consolidated financial position.

     Accounts and notes receivable included amounts due from DuPont of $80 at December 31, 1998, and represented current month balances of transactions between Conoco and DuPont, mainly product sales and certain charges billed annually. Accounts payable included amounts due DuPont of $52 at December 31, 1998. Other liabilities included accrued interest of $51 due DuPont at December 31, 1998.

     Amounts representing borrowings from DuPont, including its subsidiary organizations, are identified as related parties and presented separately in the consolidated balance sheet. In connection with the separation from DuPont, Conoco incurred indebtedness to DuPont consisting of a dividend promissory note, other intercompany notes and borrowings under a revolving credit agreement. The largest component of this debt was the July 1998 dividend promissory note in the aggregate principal amount of $7,500 bearing interest at a rate of 6.0125 percent per annum.

     In September 1998, Conoco declared a $700 dividend, paid through a reduction of notes receivable from DuPont, and certain intercompany notes were created.

     The net proceeds from the initial public offering of $4,228 were used to repay a portion of the indebtedness owed to DuPont and purchase a portion of certain subsidiaries' indebtedness owed to DuPont. At December 31, 1998, Conoco had long-term borrowings from DuPont of $4,596.

     During 1998, DuPont made capital contributions of $544 to Conoco, which reflected the retirement of certain non-interest bearing borrowings of $492 and the remaining balance of $52 on the intercompany demand note.

     In April 1999, Conoco issued and sold in a public offering $4,000 in senior fixed-rate debt securities with a weighted-average interest rate of 6.49 percent. The $3,970 net proceeds of this offering were used to repay a portion of Conoco's separation-related indebtedness to DuPont. The remaining debt owed to DuPont was repaid in May 1999 with proceeds from a commercial paper program (see note 15). Following the repayment of all indebtedness, Conoco and DuPont terminated their revolving credit agreement. As of December 31, 1999, Conoco had no related party borrowings.

4.   OTHER INCOME

                                                             1999         1998        1997
                                                          ----------   ----------   ----------
   Interest income
      Related parties (see note 3) ....................   $       --   $       43   $       11
      Other, net of miscellaneous interest expense ....           25           46           66
                                                          ----------   ----------   ----------
        Total .........................................           25           89           77
   Gain on sales of assets (1) ........................           20          206          314
   Exchange gain (loss) and other .....................           75           55           36
                                                          ----------   ----------   ----------
   Other income .......................................   $      120   $      350   $      427
                                                          ==========   ==========   ==========


(1) 1998 includes a gain of $89 from sale of certain upstream properties in the North Sea and the United States. 1997 includes a gain of $239 from sale of certain upstream properties in the North Sea.

5.   TAXES OTHER THAN ON INCOME

                                                        1999         1998         1997
                                                     ----------   ----------   ----------
Petroleum excise taxes
   U.S. ..........................................   $    1,495   $    1,286   $    1,201
   Non-U.S. ......................................        4,997        4,515        4,148
                                                     ----------   ----------   ----------
     Total .......................................        6,492        5,801        5,349
Payroll taxes ....................................           44           42           43
Property taxes ...................................           64           64           63
Production and other taxes .......................           68           63           77
                                                     ----------   ----------   ----------
Taxes other than on income .......................   $    6,668   $    5,970   $    5,532
                                                     ==========   ==========   ==========

6.   INTEREST AND DEBT EXPENSE

                                                        1999         1998         1997
                                                     ----------   ----------   ----------
Interest and debt cost incurred
   Related parties (see note 3) ..................   $       91   $      264   $      124
   Other debt and capital leases .................          226            7            6
                                                     ----------   ----------   ----------
     Total .......................................          317          271          130
Less: Interest and debt cost capitalized .........            6           72           94
                                                     ----------   ----------   ----------
Interest and debt expense (1) ....................   $      311   $      199   $       36
                                                     ==========   ==========   ==========


(1) Interest paid, net of amounts capitalized, was $297 in 1999, $145 in 1998 and $33 in 1997.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


7.   PROVISION FOR INCOME TAXES

                                                        1999          1998          1997
                                                     ----------    ----------    ----------
Current tax expense
   U.S. federal ..................................   $       26    $      (57)   $       64
   U.S. state and local ..........................            4            10             5
   Non-U.S. ......................................          554           323           925
                                                     ----------    ----------    ----------
     Total .......................................          584           276           994
                                                     ----------    ----------    ----------
Deferred tax expense
   U.S. federal ..................................          (84)          (51)           80
   U.S. state and local ..........................           (5)           (5)            8
   Non-U.S. ......................................          (22)           24           (72)
                                                     ----------    ----------    ----------
     Total .......................................         (111)          (32)           16
                                                     ----------    ----------    ----------
Provision for income taxes .......................   $      473    $      244    $    1,010
                                                     ==========    ==========    ==========
Foreign currency translation (1) .................   $      (29)   $      (22)   $       --
Minimum pension liability (1) ....................           29           (26)           (7)
                                                     ----------    ----------    ----------
     Total provision .............................   $      473    $      196    $    1,003
                                                     ==========    ==========    ==========


(1) Represents respective deferred tax provisions for adjustments included in other comprehensive loss (see note 21).

     Total income taxes paid worldwide were $493 in 1999, $714 in 1998 and $935 in 1997.

     The significant components of deferred tax assets and liabilities at December 31, 1999 and 1998 were as follows:

                                                          1999                        1998
                                                ------------------------    -----------------------
                                                  ASSET       LIABILITY        ASSET      LIABILITY
                                                ---------     ----------    ----------   ----------
PP&E ........................................   $      244    $    2,349    $      233   $    2,296
Employee benefits ...........................          241            --           247           --
Other accrued expenses ......................          236            --           237           --
Inventories .................................           --            46            --           90
Tax loss/tax credit carry forwards ..........          512            --           496           --
Other .......................................           59            85            25          188
                                                ----------    ----------    ----------   ----------
         Total ..............................   $    1,292    $    2,480    $    1,238   $    2,574
                                                              ==========                 ==========
Valuation allowances ........................         (452)                       (423)
                                                ----------                  ----------
         Net.................................   $      840                  $      815
                                                ==========                  ==========

     Valuation allowances, which reduce deferred tax assets to an amount that will more likely than not be realized, increased $29 in 1999. This increase reflects an $80 increase in the valuation allowance used to offset tax assets representing operating and tax losses incurred in exploration, production and start-up operations, partially offset by a $51 decrease in the valuation allowance related to tax assets representing operating losses which Conoco determined will more likely than not be realized in future years. Valuation allowances increased $31 in 1998 primarily reflecting the offset to increases in tax assets representing operating losses incurred in exploration and start-up operations.

     Under the tax laws of various jurisdictions in which Conoco operates, deductions or credits that cannot be fully utilized for tax purposes during the current year may be carried forward. These loss carry forwards, subject to statutory limitations, can reduce taxable income or taxes payable in a future year. At December 31, 1999, the tax effect of such loss carry forwards approximated $512. Of this amount, $270 has no expiration date, $2 expires in 2000, $76 expires in 2001, $50 expires in 2002, $40 expires in 2003 and $74 expires in 2004 and later years.

     Current deferred tax liabilities, included in the consolidated balance sheet in income taxes, amounted to $27 at December 31, 1999, and $76 at December 31, 1998.

     Current deferred tax assets included in prepaid expenses were $15 at December 31, 1999. In addition, other assets included deferred tax assets of $61 at December 31, 1999, and $31 at December 31, 1998.

     In connection with the separation from DuPont and the initial public offering, Conoco and DuPont entered into a tax sharing agreement. Several matters under the tax sharing agreement are currently in dispute between Conoco and DuPont. Conoco currently expects that DuPont's obligations to Conoco could total up to approximately $236, plus interest. Conoco expects DuPont to make one or more claims relating to the dispute, and Conoco believes that the amount thereof will not be material. The effect of the dispute is not currently reflected in Conoco's financial statements and, regardless of the outcome of this dispute, Conoco believes the result will not be material to its financial position or results of operations.

     An analysis of Conoco's effective income tax rate follows:

                                                             1999           1998          1997
                                                          ----------     ----------     ----------

Statutory U.S. federal income tax rate ................         35.0%          35.0%          35.0%
Higher effective tax rate on non-U.S. operations ......         10.0            7.8           13.9
Alternative fuels credit ..............................         (4.0)          (8.2)          (3.0)
Reduced tax benefit from stock option provision .......           --            4.9             --
Realization of unbenefited loss from sale of subsidiary           --           (4.6)            --
Other-net .............................................         (2.1)           0.3            2.0
                                                          ----------     ----------     ----------
Effective income tax rate .............................         38.9%          35.2%          47.9%
                                                          ==========     ==========     ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     Income before income taxes shown below was based on the location of the corporate unit to which such earnings are attributable. However, since such earnings were often subject to taxation in more than one country, the income tax provision shown above as U.S. or non-U.S. does not correspond to the earnings set forth below.

                                          1999        1998          1997
                                      ----------   ----------    ----------

U.S. ..............................   $       93   $     (173)   $      740
Non-U.S. ..........................        1,124          867         1,367
                                      ----------   ----------    ----------
Income before income taxes ........   $    1,217   $      694    $    2,107
                                      ==========   ==========    ==========

     Unremitted earnings of non-U.S. subsidiaries totaling $1,488 at December 31, 1999, and $1,536 at December 31, 1998, were deemed to be permanently invested. No deferred tax liability was recognized on the remittance of such earnings. It is not practicable to estimate the income tax liability that might be incurred if such earnings were remitted to the United States.

8.   EARNINGS PER SHARE

     Basic earnings per share (EPS) is computed by dividing net income (the numerator) by the weighted-average number of common shares outstanding plus the effects of certain Conoco employee and director awards and fee deferrals that are invested in Conoco stock units (the denominator). Diluted EPS is similarly computed, except that the denominator is increased to include the dilutive effect of outstanding stock options awarded under Conoco's compensation plans (see note 22).

     As described in note 1, Conoco's capital structure was established at the time of the initial public offering. In accordance with SEC Staff Accounting Bulletin No. 98, the capitalization of Class B common stock has been retroactively reflected for the purpose of presenting earnings per share for periods prior to the initial public offering. For the periods subsequent to the initial public offering, basic EPS reflects the weighted-average number of shares of Class A and Class B common stock and deferred award units outstanding. Corresponding diluted EPS for 1999 includes an additional 9,241,896 shares while 1998 includes an additional 1,659,816 shares. For 1998, these additional shares represent the weighted-average dilutive effect of outstanding stock options that resulted from the concurrent cancellation of DuPont stock options at the date of the initial public offering and the issuance of options with respect to Class A common stock.

     The denominator is based on the following weighted-average number of common shares outstanding:

                         1999                     1998                      1997
                    -------------             -------------            --------------

Basic ..........      627,233,229               473,826,632               436,543,573
Diluted ........      636,475,125               475,486,448               436,543,573

     Variable stock options for 3,124,146 and 1,724,146 shares of Class A and Class B common stock were outstanding at December 31, 1999 and 1998, respectively. These options were not included in the computation of diluted EPS since the threshold price required for these options to be vested had not been reached.

     Common shares held as treasury stock are deducted in determining the number of shares outstanding.

     In 1999, fixed stock options for 30,972 shares of Class A common stock were not included in the diluted earnings per share calculation because the exercise price was greater than the average market price.

9.       ACCOUNTS AND NOTES RECEIVABLE

                                                             DECEMBER 31
                                                     ---------------------------
                                                         1999           1998
                                                     ------------   ------------

Trade ............................................   $      1,394   $        805
Related parties (see note 3) .....................             --             80
Other ............................................            341            306
                                                     ------------   ------------
Accounts and notes receivable ....................   $      1,735   $      1,191
                                                     ============   ============

     Accounts and notes receivable are carried at historical cost, which approximates fair value because of their short maturity.

     See note 27 for a description of operating segment markets and associated concentrations of credit risk.

10.  INVENTORIES

                                                             DECEMBER 31
                                                     ---------------------------
                                                         1999           1998
                                                     ------------   ------------
Crude oil and petroleum products .................   $        554   $        661
Other merchandise ................................             33             22
Materials and supplies ...........................            116            124
                                                     ------------   ------------
Inventories ......................................   $        703   $        807
                                                     ============   ============

     At December 31, 1999, the excess of market over book value of inventories valued under the LIFO method was $430. As a result of reduced crude oil and petroleum product price levels during 1998, a write-down to market of $97 was made in 1998 in accordance with Conoco's inventory valuation policy (see note
2). Inventories valued at LIFO represented 78 percent of consolidated inventories at December 31, 1999, and 82 percent at December 31, 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     During 1999, inventory quantities were reduced. This reduction resulted in a liquidation of LIFO inventories carried at lower costs prevailing in prior years, as compared with replacement costs of these inventories, the effect of which decreased cost of goods sold by approximately $67 and increased net income by approximately $42 or $.07 per diluted share. During 1998 and 1997, certain LIFO inventory quantities were reduced, resulting in partial liquidation of the LIFO bases, with no material effect on net income.

11.  PROPERTY, PLANT AND EQUIPMENT

                                                              DECEMBER 31
                                      ---------------------------------------------------------
                                                 GROSS                          NET
                                      ---------------------------   ---------------------------
                                          1999           1998           1999          1998
                                      ------------   ------------   ------------   ------------
Oil and gas properties
    Unproved ......................   $      1,201   $      1,159   $        985   $        942
    Proved ........................         13,661         13,488          5,990          6,236
Other .............................          1,222          1,280            792            845
                                      ------------   ------------   ------------   ------------
       Total upstream .............         16,084         15,927          7,767          8,023
Refining ..........................          4,082          3,834          2,072          1,958
Marketing and distribution ........          2,214          2,255          1,309          1,375
                                      ------------   ------------   ------------   ------------
       Total downstream ...........          6,296          6,089          3,381          3,333
Corporate and other ...............             96             78             87             57
                                      ------------   ------------   ------------   ------------
PP&E ..............................   $     22,476   $     22,094   $     11,235   $     11,413
                                      ============   ============   ============   ============

     PP&E includes downstream gross assets acquired under capital leases of $36 at December 31, 1999, and $41 at December 31, 1998. Related amounts included in accumulated DD&A were $15 at December 31, 1999, and $12 at December 31, 1998.

12.  SUMMARIZED FINANCIAL INFORMATION FOR AFFILIATED COMPANIES

     Summarized consolidated financial information for affiliated companies for which Conoco uses the equity method of accounting (see note 2, "Basis of Consolidation") is shown below on a 100 percent basis. The most significant of these affiliates include the following: Ceska Rafinerska, a.s. (16.33 percent), CFJ Properties (50 percent), Excel Paralubes (50 percent), Malaysian Refining Company Sdn. Bhd. (40 percent), Petrozuata C.A. (50.1 percent - see note 2), Pocahontas Gas Partnership (50 percent) and Polar Lights Company (50 percent).


                                                          YEAR ENDED DECEMBER 31
                                                ------------------------------------------
                                                    1999           1998           1997
                                                ------------   ------------   ------------
RESULTS OF OPERATIONS
Sales .......................................   $      8,532   $      6,744   $      7,521
Earnings before income taxes ................            757            358            556
Net income ..................................            599            252            345
Conoco's equity in earnings of affiliates ...            150             22             40

                                                                        DECEMBER 31
                                                                 ---------------------------
                                                                     1999           1998
                                                                 ------------   ------------
FINANCIAL POSITION
Current assets ................................................  $      2,852   $      2,771
Non-current assets ............................................         8,904          8,682
                                                                 ------------   ------------
     Total assets .............................................  $     11,756   $     11,453
                                                                 ============   ============
Short-term borrowings (1) .....................................  $        581   $        897
Other current liabilities .....................................         1,674          1,650
Long-term borrowings (1) ......................................         5,001          4,743
Other long-term liabilities ...................................         1,318          1,119
                                                                 ------------   ------------
     Total liabilities ........................................  $      8,574   $      8,409
                                                                 ============   ============

Conoco's investment in affiliates (includes advances) .........  $      1,604   $      1,363
                                                                 ============   ============

(1) Conoco's pro rata interest in total borrowings was $1,858 in 1999 and $1,828 in 1998, of which $1,005 in 1999 and $1,217 in 1998 were guaranteed by Conoco or DuPont, on behalf of and indemnified by Conoco. These amounts are included in the guarantees disclosed in note 26. In addition, at December 31, 1999, 1.3 million of the 2.0 million shares that Conoco owns in its equity affiliate, Turcas Petrol A.S., were pledged to a group of Turkish banks that issued letters of credit in support of a $70 long-term debt instrument.

     Equity affiliate sales to Conoco amounted to $911 in 1999, $629 in 1998 and $612 in 1997. Equity affiliate purchases from Conoco totaled $1,519 in 1999, $1,219 in 1998 and $1,138 in 1997.

     Dividends received from equity affiliates were $77 in 1999, $105 in 1998 and $58 in 1997. Conoco's equity in undistributed earnings of its affiliated companies was $366 at December 31, 1999, and $310 at December 31, 1998.

13.  OTHER ASSETS

                                                                   DECEMBER 31
                                                          ---------------------------
                                                              1999           1998
                                                          ------------   ------------
Prepaid pension cost (see note 23) ....................   $         13   $         50
Long-term receivables .................................             69             71
Other securities and investments ......................             87            116
Deferred pension transition obligation (see note 23) ..             54            109
Other (1) .............................................            245            183
                                                          ------------   ------------
Other assets ..........................................   $        468   $        529
                                                          ============   ============

(1) Includes intangible assets of $14 at December 31, 1999, and at December 31, 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


14.  ACCOUNTS PAYABLE

                                                                  DECEMBER 31
                                                          ---------------------------
                                                              1999           1998
                                                          ------------   ------------
Trade .................................................   $        959   $        828
Payables to banks .....................................             81            124
Related parties (see note 3) ..........................             --             52
Product exchanges .....................................            210             78
Other .................................................            239            230(1)
                                                          ------------   ------------
Accounts payable ......................................   $      1,489   $      1,312
                                                          ============   ============

(1)  Includes $158 for property acquisitions.

     Payables to banks represent checks issued on certain disbursement accounts but not presented to the banks for payment. The amounts above are carried at historical cost, which approximates fair value because of their short maturity.

15.  SHORT-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS

                                                                 DECEMBER 31
                                                          ---------------------------
                                                              1999           1998
                                                          ------------   ------------
Commercial paper ......................................   $        628   $         --
Industrial development bonds ..........................             24             24
Long-term borrowings payable within one year ..........              9             26
Capital lease obligations .............................              2              2
                                                          ------------   ------------
Short-term borrowings and capital lease obligations ...   $        663   $         52
                                                          ============   ============

     At December 31, 1999, Conoco had an unsecured $2,000 revolving credit facility with a syndicate of U.S. and international banks. The terms consist of a 364-day committed facility in the amount of $1,350 and a five-year committed facility in the amount of $650. At December 31, 1999, Conoco had no outstanding borrowings under the credit facility. Conoco maintains a $2,000 commercial paper program that is fully supported by the credit facility. The program gives Conoco the ability to issue commercial paper at any time with various maturities not to exceed 270 days. The weighted-average interest rate on commercial paper outstanding of $628 was 6.6 percent at December 31, 1999.

     Conoco had available uncommitted short-term bank credit lines of approximately $56 at December 31, 1999, and $122 at December 31, 1998. No significant advances were outstanding under these lines at these respective dates. These lines are denominated in United States dollars or various foreign currencies to support general international operating needs.

     The weighted-average interest rate on short-term borrowings outstanding, which includes the commercial paper program initiated in 1999, was 6.4 percent at December 31, 1999, and 3.8 percent at December 31, 1998.

     The amounts in the preceding table are carried at historical cost, which approximates fair value because of their short maturity.

16.  OTHER ACCRUED LIABILITIES

                                                                                 DECEMBER 31
                                                                         ---------------------------
                                                                             1999           1998
                                                                         ------------   ------------
Taxes other than on income ...........................................   $        371   $        354
Operating expenses ...................................................            347            293
Payroll and other employee-related costs .............................            153            102
Royalties ............................................................             99             50
Restructuring costs (1) ..............................................             11             82
Accrued post-retirement benefits cost (see note 23) ..................             18             18
Other ................................................................            304            263
                                                                         ------------   ------------
Other accrued liabilities ............................................   $      1,303   $      1,162
                                                                         ============   ============

(1) In December 1998, Conoco announced that as a result of a comprehensive review of assets and long-term strategy, Conoco would make organizational realignments consistent with furthering the efficiency of operations and taking advantage of synergies created by upgrading of its asset portfolio. These reductions largely reflected the elimination of redundancies at all levels resulting from the disposition of assets and past and ongoing consolidation of assets into operations requiring less employee support, as well as better sharing of common services and functions across the regions. Associated with the announcement, Conoco recorded an $82 pretax ($52 after-tax) charge to operating expense in the fourth quarter of 1998. Nearly all of this charge represented termination payments and related employee benefits to be made to the estimated 975 persons in both upstream and downstream businesses affected by the restructuring. Payments were, and will continue to be, made under existing company severance policies, generally based on years of service up to a maximum amount that varies by country.

     During 1999, 704 employees left Conoco as part of the implementation of the realignment plans, with related charges against the restructuring reserve of $68. In the fourth quarter 1999, estimates of the number of severances were revised due to changes in operational requirements. The original number of severances, 975 positions worldwide, was reduced by 137 positions, primarily in our upstream business, to a total reduction of 838 positions. The reduction of positions to be eliminated resulted in a corresponding reduction in the restructuring reserve of $3 that was recorded in the fourth quarter 1999. The remaining 134 identified positions to be eliminated are primarily related to various asset sales that are scheduled to close early in 2000. Total charges and adjustments to the reserve during 1999 were $71, resulting in a December 31, 1999 reserve balance of $11, that is expected to be utilized in the first quarter 2000.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


17.  LONG-TERM BORROWINGS AND CAPITAL LEASE OBLIGATIONS

                                                                         DECEMBER 31
                                                                     ------------------
                                                                      1999         1998
                                                                     ------       -----
5.90% notes due 2004.............................................    $1,348       $  --
6.50% notes due 2008.............................................         7           7
6.35% notes due 2009.............................................       750          --
5.75% notes due 2026.............................................        16          16
6.95% notes due 2029.............................................     1,900          --
Other loans (various currencies) due 2000-2007 (1)...............        24          29
Capitalization obligation to affiliate due 2008..................         8          11
Capital lease obligations........................................        27          30
                                                                     ------       -----
Long-term borrowings and capital lease obligations...............    $4,080       $  93
                                                                     ======       =====

(1)  Weighted-average interest rate was 7.4 percent at December 31, 1999, and
     7.3 percent at December 31, 1998.

     Maturities of long-term borrowings, together with sinking fund requirements for years ending after December 31, 2000, are $3 for each of the years 2001 and 2002, $4 for 2003, $1,354 for 2004, and $4 for 2005. Long-term borrowings due to related parties approximate fair value because associated interest rates are market based. Excluding amounts due related parties, long-term borrowings outstanding at December 31, 1999, of $4,080 had an estimated fair value of $3,839, while for 1998, $93 of long-term borrowings had an estimated fair value of $96. These estimates were based on quoted market prices for the same or similar issues.

18.  OTHER LIABILITIES AND DEFERRED CREDITS

                                                                        DECEMBER 31
                                                               ---------------------------
                                                                   1999           1998
                                                               ------------   ------------
     Deferred gas revenue ..................................   $        361   $        371
     Accrued post-retirement benefits cost (see note 23) ...            335            331
     Accrued pension liability (see note 23) ...............            192            320
     Abandonment costs .....................................            289            297
     Environmental remediation costs (see note 26) .........             97            117
     Related parties (see note 3) ..........................             --             51
     Other .................................................            684            713
                                                               ------------   ------------
     Other liabilities and deferred credits ................   $      1,958   $      2,200
                                                               ============   ============

19.  MINORITY INTERESTS

     In 1996, certain upstream subsidiaries contributed assets with an aggregate fair market value of $613 to Conoco Oil & Gas Associates L.P. for a general partnership interest of 67 percent. The remaining 33 percent was purchased by Vanguard Energy Investors L.P. as a limited partner. The net result of this transaction was to increase minority interests by $297. Vanguard's share of Conoco Oil & Gas Associates' earnings, based upon a priority return plus residual earnings per formula, was $21, or 16 percent, in 1999, and $22, or 25 percent, in 1998. In December 1999, Conoco elected to retire Vanguard's interest and terminate the Conoco Oil & Gas Associates partnership, reducing minority interests by $302. As a result of this transaction, Vanguard received from Conoco Oil & Gas Associates $310 cash, which represented its mark-to-market adjusted capital account value plus a priority return for the period of October 1, 1999, through December 31, 1999.

     In November 1999, Conoco and Armadillo Investors L.L.C. formed Conoco Gas Holdings L.L.C. Conoco contributed certain domestic upstream assets for a 75 percent common member interest and cash, and Armadillo contributed cash for a 25 percent preferred member interest. The net result of the transaction was to increase minority interests by $185. Armadillo is entitled to a cumulative annual preferred dividend on its investment of 7.16 percent. Armadillo's share of Conoco Gas Holdings' 1999 earnings was $2, or 6 percent. The net minority interest in Conoco Gas Holdings held by Armadillo was $185 on December 31, 1999.

     In December 1999, Conoco formed Conoco Corporate Holdings L.P. by contributing certain corporate assets. The limited partner interest was sold to Highlander Investors L.L.C. for $141, or an initial net 47 percent interest, which represented an increase in minority interests. Highlander is entitled to a cumulative annual priority return on its investment of 7.86 percent. Highlander's share of Conoco Corporate Holdings' 1999 earnings was $1, or 80 percent. The net minority interest in Conoco Corporate Holdings held by Highlander was $141 on December 31, 1999.

     The overall effect of these three transactions was to increase total minority interest from $309 at December 31, 1998, to $335 at December 31, 1999.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

20.  STOCKHOLDERS' EQUITY

     As described in note 1, Conoco's capital structure was established at the time of the initial public offering in October 1998.

     At December 31, 1999, 4,600,000,000 shares of Class A and Class B common stock were authorized and 628,041,394 shares were issued, including 2,457,960 Class A shares held in the treasury. A summary of activity in common shares outstanding for 1998 and 1999 is presented below:

                                                                       CLASS A         CLASS B         TOTAL
                                                                    ------------    ------------   ------------
Issued in connection with initial public offering of Class
  A shares and recapitalization of DuPont ownership (Class
  B shares) .....................................................    191,456,427     436,543,573    628,000,000
Purchase of shares for treasury (to offset dilution from
  issuances under compensation plans) ...........................       (250,000)             --       (250,000)
Issued on exercise of stock options (including 137 from
  treasury) .....................................................         41,531              --         41,531
                                                                    ------------    ------------   ------------
Common shares outstanding - December 31, 1998 ...................    191,247,958     436,543,573    627,791,531
Purchase of shares for treasury (to offset dilution from
  issuances under compensation plans) ...........................     (3,494,616)             --     (3,494,616)
Issued on exercise of stock options and compensation awards
  from treasury (note 22) .......................................      1,286,519              --      1,286,519
                                                                    ------------    ------------   ------------
Common shares outstanding - December 31, 1999 ...................    189,039,861     436,543,573    625,583,434
                                                                    ============    ============   ============

     At December 31, 1999, 250,000,000 shares of preferred stock were authorized. 1,000,000 shares of this amount were designated Series A Junior Participating Preferred Stock and reserved for issuance on exercise of preferred stock purchase rights under Conoco's Share Purchase Rights Plan. Each issued share of Class A and Class B common stock has one preferred stock purchase right attached to it. No preferred shares have been issued and the rights are not currently exercisable.

     During 1999, Conoco recorded a $26 reduction of additional paid-in capital to reflect an adjustment to capitalization from owner at the initial public offering. This reduction was primarily related to tax adjustments of $52, partially offset by a $31 adjustment in book value for various subsidiaries transferred from DuPont as part of the separation.

     Net proceeds received from the initial public offering during 1998 totaled $4,228, after deduction for underwriting discounts and commissions payable by Conoco. The net proceeds were used to reduce indebtedness owed to DuPont (see note 3). In addition, additional paid-in capital increased by $236 during 1998. This increase resulted from a corresponding non-cash charge to compensation expense associated with changes in certain outstanding compensation awards made at the time of the initial public offering (see note 22).

     1999 dividends declared and paid on Class A and Class B common stock are shown below:

                                                      DIVIDENDS
                                                      PER SHARE
                                                     ------------
           First quarter (1) .....................   $        .14
           Second quarter ........................            .19
           Third quarter .........................            .19
           Fourth quarter ........................            .19
                                                     ------------
               Total 1999 dividends ..............   $        .71
                                                     ============

--------------

     (1) The first quarter dividend was determined on a pro rata basis covering the period from October 27, 1998 to December 31, 1998, and is equivalent to $.19 per share for a full quarter.

     Conoco declared a first quarter cash dividend on January 26, 2000, of $.19 per share on each outstanding share of Class A and Class B common stock. This quarterly dividend will be paid on March 10, 2000, to all shareholders of record as of February 10, 2000.

21.  ACCUMULATED OTHER COMPREHENSIVE LOSS

     Balances of related after-tax components comprising accumulated other comprehensive loss are summarized below:

                                                                   DECEMBER 31
                                                          ----------------------------
                                                              1999             1998
                                                          ------------    ------------

Foreign currency translation adjustment ...............   $       (347)   $       (185)
Minimum pension liability adjustment (see note 23) ....            (25)            (89)
                                                          ------------    ------------
Accumulated other comprehensive loss ..................   $       (372)   $       (274)
                                                          ============    ============

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     Changes in related components of other comprehensive loss are reported net of associated income tax effects as summarized below:

                                                                          YEAR ENDED DECEMBER 31
                                           ---------------------------------------------------------------------------------------
                                                      1999                          1998                          1997
                                           ---------------------------   ---------------------------   ---------------------------
                                                     INCOME     AFTER-             INCOME     AFTER-             INCOME     AFTER-
                                           PRETAX      TAX       TAX     PRETAX      TAX       TAX     PRETAX      TAX       TAX
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Foreign currency translation adjustment... $  (191)  $   (29)  $  (162)  $   (47)  $   (22)  $   (25)  $  (121)  $    --   $  (121)

Minimum pension liability adjustment .....      93        29        64       (84)      (26)      (58)      (20)       (7)      (13)
                                           -------   -------   -------   -------   -------   -------   -------   -------   -------
Other comprehensive loss ................. $   (98)  $    --   $   (98)  $  (131)  $   (48)  $   (83)  $  (141)  $    (7)  $  (134)
                                           =======   =======   =======   =======   =======   =======   =======   =======   =======

22.  COMPENSATION PLANS

TRANSITION FROM DUPONT PLANS TO CONOCO PLANS

     Until the date of the initial public offering, employees of Conoco participated in stock-based compensation plans administered through DuPont and involving options to acquire DuPont common stock. At the time of the initial public offering, Conoco employees held a total of 10,964,917 stock options for DuPont common stock and 1,333,135 stock appreciation rights (SARs) with respect to DuPont common stock.

     At the time of the initial public offering, Conoco gave those persons the option, subject to specific country tax and legal requirements, to participate in a program involving the cancellation of all or part of their DuPont stock options or SARs. Upon such cancellation, Conoco issued comparable options to acquire Class A common stock or SARs with respect to Class A common stock. The substitute stock options and other awards had the same vesting provisions, option periods and other terms and conditions as the DuPont options and awards they replaced. Further, these substitute stock options had the same ratio of the exercise price per share to the market value per share, and the same aggregated difference between market value and exercise price as the DuPont stock options. A total of 8,921,508 DuPont stock options and 745,358 DuPont SARs were cancelled. Conoco then issued 24,275,690 stock options for Class A common stock and 2,279,834 SARs with respect to Class A common stock. The Conoco stock options and SARs had comparable terms and conditions to the previous DuPont options and SARs. The new program was deemed a change in the terms of certain awards granted to Conoco employees. As a result, Conoco incurred a non-cash charge to compensation expense of $236 in the fourth quarter of 1998 with a corresponding increase in additional paid-in capital. DuPont retained responsibility for delivery of DuPont common stock to Conoco employees when DuPont stock options not cancelled are exercised.

AWARDS UNDER DUPONT PLANS - 1998 AND 1997

     Stock option awards under the DuPont Stock Performance Plan were granted to key employees of Conoco prior to the initial public offering and were "fixed" and/or "variable" as defined by APB Opinion No. 25. The purchase price of shares subject to option is the market price of DuPont stock at the date of grant. In January 1997, a reload feature was added to the DuPont Stock Performance Plan to accelerate stock ownership. Generally, fixed options granted under the DuPont Stock Performance Plan:

     o    are fully exercisable one year after date of grant;

     o    expire 10 years from date of grant;

     o    awards in 1998 vest over a three-year period; and

     o except for the last six months of the 10-year option term, awards in 1998 are exercisable when the market price of DuPont common stock exceeds the option grant price by 20 percent.

     During 1997, variable stock option grants were made to certain senior management and are subject to forfeiture. The forfeiture would occur if, within five years from the date of grant, the market price of DuPont common stock did not achieve a price of $75 per share for 50 percent of the options and $90 per share for the remaining 50 percent. During 1998, before the initial public offering, the $75 price was reached and options with that hurdle became fixed and exercisable. All of the outstanding variable DuPont options with a $90 per share hurdle price at the time of the initial public offering were cancelled and substituted with options for Conoco Class A common stock with a hurdle price of $32.88 per share.

     From time to time, the DuPont board of directors has approved the adoption of a worldwide Corporate Sharing Program. Under these programs, a majority of Conoco's employees received a one-time grant to acquire shares of DuPont common stock at the fair market value at the date of grant. Option terms are fixed and generally are exercisable one year after date of grant and expire 10 years from date of grant.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


AWARDS UNDER CONOCO PLANS - 1999 AND 1998

     The 1998 Stock and Performance Incentive Plan provides incentives to certain corporate officers, non-employee directors and independent contractors who can contribute materially to the success and profitability of Conoco and its subsidiaries, and provides for substitution of certain existing DuPont awards in connection with the initial public offering. Awards may be in the form of cash, stock, stock options or SARs with respect to Class A and Class B common stock (further reference to common stock in this note refers to Class A and B common stock). This plan also provides for the Conoco Global Variable Compensation Plan. The Conoco Global Variable Compensation Plan is an annual management incentive program for officers and certain non-officer employees with awards made in cash and stock. Stock options and SARs granted under the 1998 Stock and Performance Incentive Plan (except those granted to substitute for DuPont awards):

     o    are awarded at market price on the date of grant;

     o    have a 10 year life;

     o    generally vest one year from date of grant; and

     o may be subject to exercise restrictions, such as the attainment of specific stock price targets or the passage of time.

     For certain senior management, certain shares can be deferred as stock units for a designated future delivery. These shares include both:

     o shares receivable from the exercise of nonqualified options, with respect to Class A common stock granted under the 1998 Stock and Performance Incentive Plan of Conoco to substitute for cancelled 1998 DuPont stock options; and

     o incremental new Conoco stock options granted at the date of the initial public offering.

     In 1999, a variable option grant to acquire 1,400,000 Class B shares was made to Conoco's Chairman, President and Chief Executive Officer. Of this grant, 50 percent is subject to forfeiture if, within three years from the date of grant, the market price of Conoco Class B stock does not achieve a price of $35 per share for five consecutive days. The remaining 50 percent of the grant is subject to forfeiture if, within five years from the date of grant, the market price of Conoco Class B stock does not achieve a price of $42 per share for five consecutive days. The exercise price is $26.50, which was the market price on the grant date.

     The maximum number of shares of common stock and stock options granted under the plan is limited to the higher of 20,000,000 or 3.3 percent of outstanding shares of common stock. Awards made in substitution for DuPont awards do not count against the number of shares available under the plan. At December 31, 1999, 15,078,195 shares of common stock were available for issuance under the plan.

     Conoco adopted the 1998 Key Employee Stock Performance Plan to attract and retain employees. The plan will accomplish this by enhancing the proprietary and personal interests of employees in Conoco's success and profitability. Awards to employees may be in the form of Conoco stock options or SARs, both with respect to common stock. Such awards granted under this plan (except to substitute for DuPont awards) are awarded under the same terms and conditions of the 1998 Stock and Performance Incentive Plan as described above. The maximum number of shares of common stock and stock options granted under the plan is limited to the higher of 18,000,000 or 3 percent of outstanding shares of common stock. Awards made in substitution for DuPont awards do not count against the number of shares available under the plan. At December 31, 1999, 14,615,564 shares of common stock were available for issuance under the plan.

     Under both the 1998 Stock and Performance Incentive Plan and the 1998 Key Employee Stock Performance Plan, reload options are available upon the exercise of stock options. These reload options include a condition that shares received from the exercise of the original option may not be sold for at least two years. Under a reload option, the number of new options granted is equal to the number of shares required to satisfy the total exercise price of the original option. Reload options are granted at the market price of the stock on the reload grant date.

     The 1998 Global Performance Sharing Plan is a broad-based plan under which, on the date of the initial public offering, grants of stock options and SARs with respect to Class A common stock were made to certain non-officer employees. This was done to encourage a sense of proprietorship and an active interest in the financial success of Conoco and its subsidiaries. The stock options and SARs were awarded:

     o    at the price of the initial public offering ($23 per share);

     o    have a 10 year life; and

     o become exercisable in one-third increments on the first, second and third anniversaries of the grant date.

     Currently, there are no additional shares available for issuance under this plan.

     Most stock options granted under Conoco plans are fixed and have no intrinsic value at grant date. The 1,724,146 options granted to substitute for cancelled DuPont options granted in 1997 and the 1,400,000 options granted on August 17, 1999, are the exceptions to this fixed status. Except for the fourth quarter 1998 charge related to the one-time offer to cancel DuPont options and substitute Conoco options, no compensation expense has been recognized for fixed options.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     The following table summarizes activity for fixed and variable options for the last three years:

                                                                            FIXED                      VARIABLE
                                                                 ---------------------------   ---------------------------
                                                                     NUMBER      WEIGHTED-        NUMBER         WEIGHTED-
                                                                       OF         AVERAGE           OF           AVERAGE
                                                                     SHARES        PRICE          SHARES          PRICE
                                                                 ------------   ------------   ------------   ------------
DUPONT OPTIONS
January 1, 1997 ...............................................     7,075,720   $      26.88             --   $         --
   Granted ....................................................     2,761,416          52.90      1,259,600          52.50
   Exercised ..................................................      (730,383)         23.97             --             --
   Forfeited ..................................................      (116,325)         50.44             --             --
                                                                 ------------                  ------------
December 31, 1997 .............................................     8,990,428          35.14      1,259,600          52.50
   Granted ....................................................     1,241,055          59.53             --             --
   Reclassified ...............................................       629,800          52.50       (629,800)         52.50
   Exercised ..................................................      (460,314)         24.64             --             --
   Forfeited ..................................................       (65,852)         50.68             --             --
                                                                 ------------                  ------------
October 21, 1998 (initial public offering date) ...............    10,335,117   $      39.50        629,800   $      52.50
   Cancelled for Conoco options ...............................    (8,291,708)                     (629,800)
                                                                 ------------                  ------------
   Retained by DuPont .........................................     2,043,409                            --

CONOCO OPTIONS
Granted at initial public offering date
   For cancelled DuPont options ...............................    22,551,544   $      14.62      1,724,146   $      19.18
   New awards .................................................     9,721,750          23.00             --             --
   Exercised ..................................................       (41,531)         14.18             --             --
   Forfeited ..................................................       (53,840)         23.00             --             --
                                                                 ------------                  ------------
December 31, 1998 .............................................    32,177,923          17.14      1,724,146          19.18
   Granted ....................................................        30,689          27.46      1,400,000          26.50
   Exercised ..................................................    (1,225,424)         12.37             --             --
   Forfeited ..................................................      (133,929)         22.28             --             --
                                                                 ------------                  ------------
December 31, 1999 .............................................    30,849,259   $      17.31      3,124,146   $      22.46

     The following table summarizes information concerning outstanding and exercisable fixed Conoco options at December 31, 1999. For total variable options outstanding at December 31, 1999, the weighted-average remaining contractual life was 8.2 years.

                                                             EXERCISE PRICE
                                     --------------------------------------------------------------
                                        $6.57 -           $10.13-        $19.17 -        $28.37 -
                                        $9.59             $14.47         $27.20          $29.72
                                     --------------  --------------  --------------  --------------
     Options outstanding ..........       4,928,962       6,884,597      19,031,747           3,953
     Weighted-average remaining
         contractual life (years) .             2.8             5.5             8.1             1.9
     Weighted-average price .......  $         8.54  $        11.89  $        21.55  $        28.51
     Options exercisable ..........       4,928,962       6,884,597      10,667,419             430
     Weighted-average price .......  $         8.54  $        11.89  $        20.64  $        29.58

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     Fixed options exercisable at the end of the last three years and the weighted-average fair value of fixed options granted are as follows:

                                                                  Conoco Options                 DuPont Options
                                                         ------------------------------  ------------------------------
                                                              1999            1998           1998(1)          1997
                                                         --------------  --------------  --------------  --------------
Options exercisable at year-end
    Number of shares ..................................      22,481,408      19,425,900              --       6,229,012
    Weighted-average price ............................  $        15.31  $        13.49  $           --  $        27.26
Weighted-average fair value of options granted
    during the year
    New options .......................................  $         6.85  $         4.15  $        13.85  $        12.84
    Options substituted for DuPont options ............  $           --  $         9.22  $           --  $           --

(1) As of December 31, 1998, Conoco had no further responsibility for DuPont options, as these were either converted to Conoco options or retained by DuPont.

     The incremental fair value of Conoco variable options with a hurdle price of $32.88 per share granted as substitutes for DuPont variable options was assumed to be zero.

     The fair value of options is calculated using the Black-Scholes option pricing model. Assumptions used were as follows:

                                       Conoco Options (1)                         DuPont Options
                              ------------------------------------   -------------------------------------
                                1999               1998                1998             1997
                              -------   --------------------------   --------   --------------------------
                                New          New      Substitutes     Fixed       Fixed        Variable
                              -------   ---------    -------------   --------   --------      ------------
Dividend yield ..........       3.3%         3.3%         3.3%         2.1%         2.2%         2.2%
Volatility ..............      25.0%        20.0%        20.0%        19.9%        18.6%        18.6%

Risk-free interest rate..       5.8%         4.6%         4.4%         5.5%         6.4%         6.4%
Expected life (years) ...       6.0          5.8          3.9          5.8          5.6          5.7

(1) Due to insufficient history, the volatility of Conoco stock was estimated by referencing oil industry experience trends in 1999 and DuPont experience trends in 1998. The expected life for exercise of Conoco stock options was estimated by using DuPont experience trends.

     The following table sets forth pro forma information as if Conoco had adopted the optional recognition provisions of SFAS No. 123:

                                              1999        1998        1997
                                          ----------   ----------  ----------
Increase (decrease) in
     Net income ........................  $      (18)  $      157  $      (28)
     Earnings per share
        Basic ..........................  $     (.03)  $      .33  $     (.06)
        Diluted ........................  $     (.03)  $      .33  $     (.06)

     The incremental fair value for cancellation and substitution of stock options originally granted before adoption of SFAS No. 123 was zero because intrinsic value exceeds fair value.

     Compensation expense recognized in income for stock-based employee compensation awards was $24 for 1999, $229 for 1998 and $26 for 1997. The year 1998 includes a one-time charge of $236 for the cancellation of DuPont stock options described above.

     Prior to the initial public offering, the Conoco Unit Option Plan awarded SARs with respect to DuPont common stock to key salaried employees in certain grade levels who showed early evidence of ability to assume significant responsibility and leadership. At the time of the initial public offering, 1,131,494 unit options were outstanding, of which 593,722 were cancelled and substituted with comparable SARs with respect to Conoco Class A common stock under Conoco's 1998 Key Employee Stock Performance Plan. Effective with the initial public offering, no new grants were made or are planned out of the Conoco Unit Option Plan. At December 31, 1999, outstanding unit options based on Conoco Class A common stock were 1,469,287 and at December 31, 1998, outstanding unit options based on Conoco Class A common stock were 1,605,614. For these same time periods, outstanding unit options based on DuPont common stock were 466,436 and 545,724, respectively. The related liability provisions totaled $23 at December 31, 1999, and $22 at December 31, 1998.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     Through the date of the initial public offering, certain Conoco employees who participated in the DuPont Variable Compensation Plan received grants of stock and cash. Overall amounts were dependent on financial performance of DuPont and Conoco and other factors, and were subject to maximum limits as defined by the plan. Amounts charged against earnings in anticipation of awards to be made later were $39 in 1998 and $38 in 1997. Awards made for plan years were $24 for 1998 and $45 for 1997. Awards distributed in 1999 for the 1998 plan year were made out of the Conoco 1998 Stock and Performance Incentive Plan based on performance standards set previously in the DuPont Variable Compensation Plan. Both the DuPont Variable Compensation Plan and the Conoco 1998 Stock and Performance Incentive Plan allow future delivery of stock awards.

     Beginning with the 1999 plan year, grants of stock and cash are made from the Conoco 1998 Stock and Performance Incentive Plan according to the financial performance of Conoco and its business units. Awards are subject to maximum limits as defined by the plan. Amounts charged against earnings during 1999 in anticipation of awards to be made in 2000 were $52. Awards actually distributed in 2000 for the 1999 plan year amounted to $49.

     Under the Conoco 1998 Stock and Performance Incentive Plan, employees were offered the opportunity to cancel DuPont shares, which were granted under previous awards, and receive substitute shares of Conoco Class A common stock for designated future delivery. At December 31, 1999, 65,309 shares of DuPont stock and 227,327 shares of Conoco Class A common stock are awaiting delivery. Conoco recognized a liability of $4 for the delivery of DuPont shares.

     Awards under the separate Conoco Challenge Program may be granted in cash to employees not covered by the Variable Compensation Plan. This plan provides awards based on meeting financial goals and upholding Conoco's core values. Overall amounts are dependent on Conoco's earnings and cash provided by operations. Beginning with the 1999 plan year, awards are also adjusted up or down based on a measure of Conoco's shareholder return as compared to a group of selected benchmark competitors. All payout amounts are subject to maximum limits as defined by the plan. Amounts charged against earnings and to adjust for over/under accruals in prior years totaled $40 in 1999, $22 in 1998 and $49 in 1997. Awards made for plan years were $40 for 1999, $19 for 1998 and $47 for 1997.

23.  PENSIONS AND OTHER POST-RETIREMENT BENEFITS

     Prior to the split-off, Conoco participated in the DuPont U.S. tax qualified defined benefit pension plan. In 1999, Conoco established a U.S. tax qualified defined benefit pension plan (Conoco plan) which was spun off from the DuPont U.S. tax qualified defined benefit pension plan. The Conoco plan covers substantially all U.S. non-retail employees, as well as about half of all U.S. retail employees, and provides essentially the same benefits to Conoco employees as the DuPont plan provided to those employees. In addition, Conoco has separate U.S. non-tax qualified defined benefit pension plans covering certain U.S. and non-U.S. employees. The benefits for the plans mentioned in this paragraph are based primarily on years of service and employees' pay near retirement. Conoco's funding policy for the U.S. tax qualified plan is consistent with the funding requirements of federal laws and regulations. The nonqualified plans are not funded. In 1999, however, Conoco set up a "Rabbi Trust" for possible future funding. A Rabbi Trust sets aside assets to pay for benefits under a nonqualified pension plan, but those assets remain subject to claims of Conoco's general creditors in preference to the claims of plan participants and beneficiaries.

     With respect to the DuPont U.S. tax qualified defined benefit pension plan, Conoco and DuPont agreed upon an amount of approximately $820 at the date of the initial public offering that will eventually be transferred to a separate trust for Conoco's pension plan. The transfer value will be adjusted for benefit payments and investment return from the date of the initial public offering. The adjusted value subject to transfer was approximately $884 at December 31, 1999. DuPont allocated the pension obligations based on Conoco's individual employees covered. The unrecognized prior service cost and unrecognized net gain were allocated in proportion to Conoco's projected benefit obligation to the total projected benefit obligation of the DuPont plan. The net periodic pension cost components included in the following table are also based on the foregoing allocation factors.

     Pension coverage is provided to the extent appropriate for employees of Conoco's non-U.S. subsidiaries through separate plans. Obligations under such plans are systematically provided for by depositing funds with trustees, under insurance policies or by book reserves.

     Conoco and certain subsidiaries also provide medical and life insurance benefits to retirees and survivors. The associated plans, principally health, are not funded, and approved claims are paid from Conoco's funds. Under the terms of these plans, Conoco reserves the right to change, modify or discontinue the plans. Conoco has communicated to plan participants that any increase in the annual health care escalation rate above 4.5 percent will be borne by the participants. Therefore, Conoco does not expect an increase to the accumulated post-retirement benefit obligation or the other post-retirement benefit cost.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


                                                                                                        OTHER
                                                                                                   POST-RETIREMENT
                                                               PENSION BENEFITS                        BENEFITS
                                                  ------------------------------------------   ---------------------------
  NET PERIODIC BENEFIT COST                                1999              1998      1997      1999      1998     1997
                                                  ---------------------    -------   -------   -------   -------   -------
                                                    U.S.  INTERNATIONAL
                                                  ------- -------------
  Service cost .................................  $    44    $    42       $    65   $    60   $     9   $     7   $     6
  Interest cost ................................       58         41            94        88        22        21        18
  Expected return on plan assets ...............      (79)       (39)         (105)      (98)       --        --        --
  Amortization of prior service cost (credit) ..       (7)         5             9         2        (4)       (4)       (4)
  Recognized actuarial loss (gain) .............        4          5            (4)        1         2        --        (1)
                                                  -------    -------       -------   -------   -------   -------   -------
  Net periodic benefit cost ....................  $    20    $    54       $    59   $    53   $    29   $    24   $    19
                                                  =======    =======       =======   =======   =======   =======   =======

     The table below reflects information concerning benefit obligations, plan assets, funded status and recorded values. Pension benefits for 1999 include amounts associated with Conoco's portion of what was previously the DuPont U.S. tax qualified defined benefit pension plan; whereas 1998 amounts exclude Conoco's portion of the DuPont plan.

                                                                                                                OTHER
                                                                                                            POST-RETIREMENT
                                                                         PENSION BENEFITS                      BENEFITS
                                                              --------------------------------------    ------------------------
                                                                         1999               1998(1)        1999          1998
                                                              ------------------------    ----------    ----------    ----------
  CHANGE IN BENEFIT OBLIGATION                                    U.S.    INTERNATIONAL
                                                              ----------  -------------
  Benefit obligation at beginning of year .................   $      113    $      753    $      682    $      350    $      301
  Adjustment to include U.S. qualified plan balance .......          871            --            --            --            --
                                                              ----------    ----------    ----------    ----------    ----------
  Adjusted benefit obligation at beginning of year ........          984           753           682           350           301
  Service cost ............................................           44            42            33             9             7
  Interest cost ...........................................           58            41            44            22            21
  Amendments ..............................................           --            --            (4)           --            --
  Exchange gain ...........................................           --           (24)           --            --            --
  Participant contributions ...............................           --            --            --             4             3
  Actuarial (gain) loss ...................................         (151)         (104)          160           (32)           43
  Divestitures and other ..................................           13            --           (17)           (5)           --
  Benefits paid ...........................................         (114)          (29)          (32)          (25)          (25)
                                                              ----------    ----------    ----------    ----------    ----------
  Benefit obligation at end of year .......................   $      834    $      679    $      866    $      323    $      350
                                                              ==========    ==========    ==========    ==========    ==========
  CHANGE IN PLAN ASSETS
  Fair value of plan assets at beginning of year ..........   $       --    $      438    $      386    $       --    $       --
  Adjustment for fair value of U.S. qualified plan assets .          878            --            --            --            --
                                                              ----------    ----------    ----------    ----------    ----------
  Adjusted fair value of plan assets at beginning of year .          878           438           386            --            --
  Actual return on plan assets ............................          130            59            61            --            --
  Employer contribution ...................................            6            32            26            21            22
  Participant contributions ...............................           --            --            --             4             3
  Exchange gain ...........................................           --           (14)           --            --            --
  Divestitures and other ..................................          (16)           --           (14)           --            --
  Benefits paid ...........................................         (114)          (21)          (21)          (25)          (25)
                                                              ----------    ----------    ----------    ----------    ----------
  Fair value of plan assets at end of year ................   $      884    $      494    $      438    $       --    $       --
                                                              ==========    ==========    ==========    ==========    ==========

  Funded status of plans at end of year ...................   $       50    $     (185)   $     (428)   $     (323)   $     (350)
  Transition asset ........................................          (23)          (14)           --            --            --
  Unrecognized actuarial (gain) or loss ...................          (41)           20           240            15            53
  Unrecognized prior service cost (credit) ................           13            94           109           (45)          (52)
                                                              ----------    ----------    ----------    ----------    ----------
  Net amount recognized at end of year ....................   $       (1)   $      (85)   $      (79)   $     (353)   $     (349)
                                                              ==========    ==========    ==========    ==========    ==========
  AMOUNTS RECOGNIZED IN CONSOLIDATED BALANCE SHEET AT
   END OF YEAR
  Prepaid benefit (see note 13) ...........................   $       13    $       --    $       --    $       --    $       --
  Accrued benefit liability
    Short-term (see note 16) ..............................           --            --            --           (18)          (18)
    Long-term (see note 18) ...............................          (58)         (134)         (320)         (335)         (331)
  Deferred pension transition obligation (see note 13) ....            5            49           109            --            --
  Accumulated other comprehensive loss (2) ................           39            --           132            --            --
                                                              ----------    ----------    ----------    ----------    ----------
  Net amount recognized ...................................   $       (1)   $      (85)   $      (79)   $     (353)   $     (349)
                                                              ==========    ==========    ==========    ==========    ==========

--------------

(1) Conoco's portion of the DuPont qualified pension plan numbers are not included for 1998.

(2) Before reduction for associated deferred tax savings of $14 at December 31, 1999, and $43 at December 31, 1998 (see note 21).

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                                                  OTHER
                                                                                              POST-RETIREMENT
                                                               PENSION BENEFITS                  BENEFITS
                                                       -------------------------------      ------------------
                                                                1999             1998        1999        1998
                                                       ----------------------   ------      ------      ------
                                                          U.S.  INTERNATIONAL
                                                       -------  -------------
WEIGHTED-AVERAGE ASSUMPTIONS AT END OF YEAR
Discount rate ....................................       7.75%       6.00%       6.50%       8.00%       6.50%
Rate of compensation increase ....................       5.20%       4.50%       5.15%       5.15%       5.15%
Expected return on plan assets ...................       9.00%       7.00%       9.00%         --          --
Health care escalation rate ......................         --          --          --        4.50%       4.50%

     At December 31, 1999, U.S. defined benefit plan assets consisted principally of common stocks, including 34,809 shares of Conoco and 448,873 shares of DuPont.

24.  INVESTING ACTIVITIES

     Non-cash additions to PP&E were zero for 1999 and $162 for 1998.

     There were no significant proceeds from any one asset sale in 1999. Proceeds in 1998 included $245 from the sale of certain upstream properties in the U.S. and North Sea, $156 from various U.S. downstream asset sales and $54 from the sale of a downstream office building in Europe.

25.  FINANCIAL INSTRUMENTS AND OTHER RISK MANAGEMENT ACTIVITIES

     Conoco operates in the worldwide crude oil, refined product, natural gas, natural gas liquids and electric power markets and is exposed to fluctuations in hydrocarbon prices, foreign currency rates and interest rates. These fluctuations can affect the revenues and cost of operating, investing and financing. Conoco's management has used and intends to use financial and commodity-based derivative contracts to reduce the risk in overall earnings and cash flow when the benefits provided are anticipated to more than offset the risk management costs involved.

     Conoco has established a Risk Management Policy that provides guidelines for entering into contractual arrangements (derivatives) to manage its commodity price, foreign currency rate and interest rate risks. The Conoco Risk Management Committee has:

     o    an ongoing responsibility for the content of this policy;

     o principal oversight responsibility to ensure Conoco is in compliance with the policy; and

     o responsibility to ensure that procedures and controls are in place for the use of commodity, foreign currency and interest rate instruments.

     These procedures clearly establish derivative control and valuation processes, routine monitoring and reporting requirements, and counterparty credit approval procedures. Additionally, to assess the adequacy of internal controls, Conoco's internal audit group reviews these risk management activities. The audit results are then reviewed by both the Conoco Risk Management Committee and by management.

     The counterparties to these contractual arrangements are limited to the major financial institutions and other established companies in the petroleum industry. Although Conoco is exposed to credit loss in the event of nonperformance by these counterparties, this exposure is managed through credit approvals, limits and monitoring procedures and limits to the period over which unpaid balances are allowed to accumulate. Conoco has not experienced nonperformance by counterparties to these contracts, and no material loss would be expected from any such nonperformance.

COMMODITY PRICE RISK

     Conoco enters into energy-related futures, forwards, swaps and options in various markets:

     o    to balance its physical systems;

     o    to meet customer needs; and

     o to manage its price exposure on anticipated crude oil, natural gas, refined product and electric power transactions.

     These instruments provide a natural extension of the underlying cash market and are used to physically acquire a portion of supply requirements. The commodity futures market has increased liquidity and longer trading periods than the cash market, and is one method of managing price risk in the energy business.

     Conoco's policy is generally to be exposed to market pricing for commodity purchases and sales. From time to time, management may use derivatives to establish longer-term positions to hedge the price risk for Conoco's equity crude oil and natural gas production as well as its refinery margins.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     Conoco does limited amounts of trading for profit unrelated to its underlying physical business. After-tax gain or loss from trading for profit activities has not been material.

FOREIGN CURRENCY RISK

     Conoco has foreign currency exchange rate risk resulting from operations in over 40 countries around the world. Conoco does not comprehensively hedge its exposure to currency rate changes, although it may choose to selectively hedge exposures to foreign currency rate risk. Examples include firm commitments for capital projects, certain local currency tax payments and cash returns from net investments in foreign affiliates to be remitted within the coming year.

     At December 31, 1999, and at December 31, 1998, Conoco had no open forward exchange contracts.

INTEREST RATE RISK

     Conoco managed no significant interest rate risk prior to the initial public offering. Subsequent to the initial public offering, however, Conoco began managing any material risk, arising from exposure to interest rates, by using a combination of financial derivative instruments. This program was developed to manage the fixed and floating interest rate mix of Conoco's total debt portfolio and related overall cost of borrowing.

     At December 31, 1999, and at December 31, 1998, Conoco had no open interest rate financial derivative instruments.

FAIR VALUES OF FINANCIAL INSTRUMENTS

     The carrying values of most financial instruments are based on historical costs. The carrying values of marketable securities, receivables, payables and short-term obligations approximate their fair value because of their short maturity. Long-term receivables from, and long-term borrowings due to, related parties approximate fair value because associated interest rates are market based.

     At December 31, 1999, there were no long-term borrowings to related parties. Excluding amounts due related parties, long-term borrowings outstanding at December 31, 1999, of $4,080 had an estimated fair value of $3,839, while for 1998, $93 of long-term borrowings had an estimated fair value of $96. These estimates were based on quoted market prices for the same or similar issues, or the current rates offered to Conoco for issues with the same remaining maturities.

SUMMARY OF OUTSTANDING COMMODITY DERIVATIVE FINANCIAL INSTRUMENTS

     Following is a summary of the fair values, carrying amounts and notional values of outstanding commodity financial instruments at December 31, 1999 and 1998.

     Notional amounts represent the face amount of the contractual arrangements and are not a measure of market or credit exposure. The fair value of swaps and other over-the-counter instruments are estimated based on quoted market prices of comparable contracts. These estimated values approximate the gain or (loss) that would have been realized if the contracts had been closed out at the balance sheet date. Carrying amounts represent the receivable (payable) recorded in the consolidated balance sheet.


                         FAIR        CARRYING      NOTIONAL
COMMODITY DERIVATIVES    VALUE        AMOUNT         VALUE
                       ----------    ----------  -------------
December 31, 1999
    Trading ........   $       10    $       10    $      529
    Non-trading ....   $        6    $        5    $      464
December 31, 1998
    Trading ........   $        2    $        2    $      330
    Non-trading ....   $      (10)   $       (6)   $      422

26.  COMMITMENTS AND CONTINGENT LIABILITIES

     Conoco uses various leased facilities and equipment in its operations. Future minimum lease payments under noncancelable operating leases are $197 for 2000, $200 for 2001, $250 for 2002, $236 for 2003, $121 for 2004 and $608 for
subsequent years. Future minimum lease payments are not reduced by $55 of noncancelable minimum sublease rentals due in the future. Rental expense under operating leases was $286 in 1999, $198 in 1998 and $132 in 1997.

     Conoco has various purchase commitments for materials, supplies, services and items of permanent investment incident to the ordinary conduct of business. In the aggregate, such commitments are not at prices in excess of current market. In addition, at December 31, 1999, Conoco has obligations under international contracts to purchase, over periods up to 19 years, natural gas at prices that were in excess of year-end 1999 market prices. No material annual loss is expected from these long-term commitments.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


     Conoco is subject to various lawsuits and claims involving a variety of matters including, along with other oil companies, actions challenging oil and gas royalty and severance tax payments based on posted prices and claims for damages resulting from leaking underground storage tanks. As a result of the separation agreement with DuPont, Conoco has also assumed responsibility for current and future claims related to certain discontinued chemicals and agricultural chemicals businesses operated by Conoco in the past. In general, the effect on future financial results is not subject to reasonable estimation because considerable uncertainty exists. Conoco believes the ultimate liabilities resulting from such lawsuits and claims may be material to results of operations in the period in which they are recognized but will not materially affect the consolidated financial position of Conoco.

     Conoco is also subject to contingencies pursuant to environmental laws and regulations that in the future may require further action to correct the effects on the environment of prior disposal practices or releases of petroleum substances by Conoco or other parties. Conoco has accrued for certain environmental remediation activities consistent with the policy set forth in note 2. Conoco assumed environmental remediation liabilities from DuPont related to certain discontinued chemicals and agricultural chemicals businesses operated by Conoco in the past that are included in the environmental accrual. The accrual amounted to $109 at December 31, 1999, and $129 at December 31, 1998. In management's opinion, this accrual was appropriate based on existing facts and circumstances. Under adverse changes in circumstances, potential liability may exceed amounts accrued. In the event future monitoring and remediation expenditures are in excess of amounts accrued, they may be significant to results of operations in the period recognized. However, management does not anticipate they will have a material adverse effect on the consolidated financial position of Conoco.

     Conoco has indirectly guaranteed various debt obligations under agreements with certain affiliated and other companies to provide specified minimum revenues from shipments or purchases of products. These indirect guarantees totaled $7 at December 31, 1999, and $18 at December 31, 1998. In addition, Conoco or DuPont, on behalf of and indemnified by Conoco, had directly guaranteed obligations of certain affiliated companies and others. These guarantees totaled $1,138 at December 31, 1999, and $1,353 at December 31, 1998. The 1999 decrease from 1998 is due to the elimination of construction guarantees amounting to $335 through the successful completion of the drillships, partially offset by increases in additional financing primarily associated with Petrozuata. The majority of the balance at December 31, 1999, included $660 and $236 associated with Petrozuata and Polar Lights, respectively. No material loss is anticipated by reason of such agreements and guarantees.

     Conoco's operations, particularly oil and gas exploration and production, can be affected by changing economic, regulatory and political environments in the various countries in which it operates, including the United States. In certain locations, host governments have imposed restrictions, controls and taxes. In others, political conditions have existed that may threaten the safety of employees and Conoco's continued presence in those countries. Internal unrest or strained relations between a host government and Conoco or other governments may affect Conoco's operations. Those developments have, at times, significantly affected Conoco's operations and related results and are carefully considered by management when evaluating the level of current and future activity in such countries. Conoco does take various steps to minimize its financial exposure to loss including, in certain cases, obtaining risk insurance coverage. Areas in which Conoco has significant operations include the United States, the United Kingdom, Norway, Germany, Venezuela, the United Arab Emirates, Indonesia, Russia, Canada, the Czech Republic, Malaysia and Nigeria.

27.  OPERATING SEGMENT AND GEOGRAPHIC INFORMATION

     Conoco is involved in both the upstream and downstream operating segments of the petroleum industry that comprise the structure used by senior management to make key operating decisions and assess performance. Upstream operating segment activities include exploring for, developing, producing and selling crude oil, natural gas and natural gas liquids. Downstream operating segment activities include refining crude oil and other feedstocks into petroleum products, buying and selling crude oil and refined products, and transporting, distributing and marketing petroleum products. Conoco has four reporting segments for its upstream and downstream operating segments that reflect the geographic division between the United States and international. Corporate and other includes general corporate expenses, financing costs and other non-operating items, results for electric power, and related-party insurance operations.

     Conoco sells its products worldwide. In 1999, about 54 percent of sales were made in the United States and 41 percent of sales were made in Europe. In 1998, about 57 percent of sales were made in the United States and 39 percent of sales were made in Europe. Major products include crude oil, natural gas and refined products that are sold primarily in the energy and transportation markets. Conoco's sales are not materially dependent on a single customer or small group of customers. Transfers between segments are on the basis of estimated market values.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


                                                            UPSTREAM                  DOWNSTREAM
                                                    -----------------------   -----------------------   CORPORATE
                                                     UNITED                     UNITED                     AND
SEGMENT INFORMATION                                  STATES    INTERNATIONAL    STATES    INTERNATIONAL   OTHER     CONSOLIDATED
                                                    ----------   ----------   ----------   ----------   ----------   ----------
1999
Sales and other operating revenues (2)
   Refined products .............................   $       --   $       --   $    7,771   $    9,253   $       --   $   17,024
   Crude oil ....................................           10        1,101        3,165          621           --        4,897
   Natural gas ..................................        2,436        1,033           --           --           --        3,469
   Other ........................................          863          113          255          390           28        1,649
                                                    ----------   ----------   ----------   ----------   ----------   ----------
        Total ...................................        3,309        2,247       11,191       10,264           28       27,039
Transfers between segments ......................          435          476          106          325           --           --
                                                    ----------   ----------   ----------   ----------   ----------   ----------
        Total operating revenues ................   $    3,744   $    2,723   $   11,297   $   10,589   $       28   $   27,039
                                                    ==========   ==========   ==========   ==========   ==========   ==========
Operating profit ................................   $      363   $      891   $       93   $      192   $     (173)  $    1,366
Equity in earnings of affiliates ................            8           94           55           (7)          --          150
Corporate non-operating items
   Interest and debt expense ....................           --           --           --           --         (311)        (311)
   Interest income (net of misc.
     interest expense) ..........................           --           --           --           --           25           25
   Other ........................................           --           --           --           --          (13)         (13)
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes ......................          371          985          148          185         (472)       1,217
Provision for income taxes ......................          (60)        (451)         (40)         (56)         134         (473)
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss) (1) ...........................   $      311   $      534   $      108   $      129   $     (338)  $      744
                                                    ==========   ==========   ==========   ==========   ==========   ==========
Capital employed at December 31
   Excluding investment in affiliates ...........   $    2,509   $    2,840   $    1,311   $      890   $      144   $    7,694
   Investment in affiliates .....................          166          620          260          526           32        1,604
                                                    ----------   ----------   ----------   ----------   ----------   ----------
        Total (3) ...............................   $    2,675   $    3,460   $    1,571   $    1,416   $      176   $    9,298
                                                    ==========   ==========   ==========   ==========   ==========   ==========
Significant non-cash items
  DD&A ..........................................   $      374   $      547   $      126   $      142   $        4   $    1,193
  Dry hole costs and impairment of
   unproved properties ..........................   $       16   $      115   $       --   $       --   $       --   $      131
Capital expenditures and investments (4) ........   $      413   $      839   $      214   $      248   $       73   $    1,787
Return on capital employed (ROCE) (5) ...........         11.9%        16.0%         8.2%         8.8%         N/A         11.1%

1998
Sales and other operating revenues (2)
   Refined products .............................   $       --   $       --   $    6,082   $    7,647   $       --   $   13,729
   Crude oil ....................................           14          774        2,650          299           --        3,737
   Natural gas ..................................        2,416          723           --           --           --        3,139
   Other ........................................          770          104          217          351          749        2,191
                                                    ----------   ----------   ----------   ----------   ----------   ----------
        Total ...................................        3,200        1,601        8,949        8,297          749       22,796
Transfers between segments ......................          308          378           89          181           --           --
                                                    ----------   ----------   ----------   ----------   ----------   ----------
        Total operating revenues ................   $    3,508   $    1,979   $    9,038   $    8,478   $      749   $   22,796
                                                    ==========   ==========   ==========   ==========   ==========   ==========
Operating profit ................................   $      223   $      482   $      149   $      256   $     (379)  $      731
Equity in earnings of affiliates ................            1          (14)          56          (20)          (1)          22
Corporate non-operating items
   Interest and debt expense ....................           --           --           --           --         (199)        (199)
   Interest income (net of misc.
     interest expense) ..........................           --           --           --           --           89           89
   Other ........................................           --           --           --           --           51           51
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Income before income taxes ......................          224          468          205          236         (439)         694
Provision for income taxes ......................           (5)        (185)         (70)         (80)          96         (244)
                                                    ----------   ----------   ----------   ----------   ----------   ----------
Net income (loss) (1) ...........................   $      219   $      283   $      135   $      156   $     (343)  $      450
                                                    ==========   ==========   ==========   ==========   ==========   ==========
Capital employed at December 31
   Excluding investment in affiliates ...........   $    2,349   $    2,849   $    1,245   $      989   $      384   $    7,816
   Investment in affiliates .....................          191          371          248          531           22        1,363
                                                    ----------   ----------   ----------   ----------   ----------   ----------
        Total (3) ...............................   $    2,540   $    3,220   $    1,493   $    1,520   $      406   $    9,179
                                                    ==========   ==========   ==========   ==========   ==========   ==========
Significant non-cash items
   DD&A .........................................   $      383   $      457   $      139   $      133   $        1   $    1,113
   Dry hole costs and impairment of
     unproved properties ........................   $       59   $      104   $       --   $       --   $       --   $      163
   Stock option provision .......................   $       --   $       --   $       --   $       --   $      236   $      236
   Inventory write-down to market ...............   $        6   $       --   $       63   $       28   $       --   $       97
Capital expenditures and investments (4) ........   $      788   $    1,177   $      201   $      332   $       18   $    2,516
Return on capital employed (ROCE) (5) ...........          9.2%         8.9%        13.2%        10.9%         N/A         10.3%

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                       UPSTREAM                      DOWNSTREAM
                                               --------------------------     ------------------------    CORPORATE
                                               UNITED                         UNITED                         AND
SEGMENT INFORMATION                            STATES       INTERNATIONAL     STATES     INTERNATIONAL      OTHER     CONSOLIDATED
                                              ----------    -------------   ----------   -------------    ----------  ------------
1997
Sales and other operating revenues (2)
   Refined products .......................   $       --     $       --     $    7,664     $    8,165     $       --    $   15,829
   Crude oil ..............................           24          1,191          3,483            181             --         4,879
   Natural gas ............................        2,415            556             --             --             --         2,971
   Other ..................................          909            159            247            293            509         2,117
                                              ----------     ----------     ----------     ----------     ----------    ----------
        Total .............................        3,348          1,906         11,394          8,639            509        25,796
Transfers between segments ................          599            622            115            191             --            --
                                              ----------     ----------     ----------     ----------     ----------    ----------
        Total operating revenues ..........   $    3,947     $    2,528     $   11,509     $    8,830     $      509    $   25,796
                                              ==========     ==========     ==========     ==========     ==========    ==========
Operating profit ..........................   $      489     $    1,174     $      287     $      185     $     (132)   $    2,003
Equity in earnings of affiliates ..........           18             (7)            30             (1)            --            40
Corporate non-operating items
   Interest and debt expense ..............           --             --             --             --            (36)          (36)
   Interest income (net of misc.
         interest expense) ................           --             --             --             --             77            77
   Other ..................................           --             --             --             --             23            23
                                              ----------     ----------     ----------     ----------     ----------    ----------
Income before income taxes ................          507          1,167            317            184            (68)        2,107
Provision for income taxes ................          (62)          (728)          (101)           (93)           (26)       (1,010)
                                              ----------     ----------     ----------     ----------     ----------    ----------
Net income (loss) (1) .....................   $      445     $      439     $      216     $       91     $      (94)   $    1,097
                                              ==========     ==========     ==========     ==========     ==========    ==========
Capital employed at December 31
   Excluding investment in affiliates .....   $    2,390     $    2,299     $    1,421     $    1,130     $      903    $    8,143
   Investment in affiliates ...............          155            256            226            425             23         1,085
                                              ----------     ----------     ----------     ----------     ----------    ----------
     Total (3) ............................   $    2,545     $    2,555     $    1,647     $    1,555     $      926    $    9,228
                                              ==========     ==========     ==========     ==========     ==========    ==========
Significant non-cash items
   DD&A ...................................   $      268     $      578     $      145     $      188     $       --    $    1,179
   Dry hole costs and impairment of
         unproved properties ..............   $       63     $      106     $       --     $       --     $       --    $      169
Capital expenditures and investments (4) ..   $    1,534     $      999     $      227     $      331     $       23    $    3,114
Return on capital employed (ROCE) (5) .....         19.7%          11.9%          14.3%           8.8%           N/A          12.7%

(1)  Includes after-tax benefits (charges) from special items:

     1999
     Litigation and settlement charges ....   $       --     $       --     $      (18)    $       --     $      (20)   $      (38)
                                              ----------     ----------     ----------     ----------     ----------    ----------
          Total ...........................   $       --     $       --     $      (18)    $       --     $      (20)   $      (38)
                                              ==========     ==========     ==========     ==========     ==========    ==========
    1998
    Asset sales ...........................   $       41     $       54     $       --     $       12     $       --    $      107
    Property impairments ..................          (32)            (6)            --             --             --           (38)
     Inventory write-downs ................           (4)            --            (40)           (19)            --           (63)
     Employee separation costs ............          (19)           (23)            (5)            (5)            --           (52)
     Litigation and settlement charges ....           --             --            (28)            --            (14)          (42)
     Stock option provision ...............           --             --             --             --           (183)         (183)
                                              ----------     ----------     ----------     ----------     ----------    ----------
          Total ...........................   $      (14)    $       25     $      (73)    $      (12)    $     (197)   $     (271)
                                              ==========     ==========     ==========     ==========     ==========    ==========
     1997
     Asset sales ..........................   $       49     $      191     $       --     $       --     $       --    $      240
     Property impairments .................           --           (112)            --            (55)            --          (167)
     Litigation and settlement charges ....           --             --            (23)            --             --           (23)
     Tax rate changes .....................           --             19             --             11             --            30
                                              ----------     ----------     ----------     ----------     ----------    ----------
          Total ...........................   $       49     $       98     $      (23)    $      (44)    $       --    $       80
                                              ==========     ==========     ==========     ==========     ==========    ==========

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)


(2)  Includes sales of purchased products substantially at cost:

                                                             1999         1998         1997
                                                          ----------   ----------   ----------
Buy/sell supply transactions settled in cash
    Crude oil .........................................   $    3,282   $    2,728   $    3,566
    Refined products ..................................          747          438          683
Natural gas resales ...................................        1,242        1,109          773
Electric power resales ................................           28          729          487

     Sales to equity affiliates totaled $1,519 for 1999, $1,219 for 1998, and $1,138 for 1997. The majority of these sales were in downstream and represented refined products.

(3) Capital employed is equivalent to the sum of stockholders' equity/owner's net investment and borrowings (both short-term and long-term). Borrowings include amounts due related parties, net of associated notes receivable. Amounts identified for operating segments comprise those assets and liabilities not deemed to be of a general corporate nature, such as cash and cash equivalents, financing-oriented items and aviation investment.

(4)  Includes investments in affiliates.

(5) Consolidated ROCE is calculated by dividing net income before special items, excluding after-tax interest and debt cost incurred, as a percent of two-year average capital employed. Operating segment ROCE is calculated similarly except it does not include dividends, debt or related interest.

                                                 UNITED      UNITED                               OTHER
GEOGRAPHIC INFORMATION                           STATES      KINGDOM      GERMANY      NORWAY    COUNTRIES  CONSOLIDATED
                                                 ------      -------      -------      ------    ---------  -------------
1999
Sales and other operating revenues (1).....      $14,528     $5,950        $3,150      $  330       $3,081      $27,039
Long-lived assets at December 31 (2).......      $ 5,192     $3,265        $  154      $1,574       $1,050      $11,235

1998
Sales and other operating revenues (1).....      $12,878     $4,305        $2,881      $  289       $2,443      $22,796
Long-lived assets at December 31 (2).......      $ 5,122     $3,577        $  195      $1,547       $  972      $11,413

1997
Sales and other operating revenues (1).....      $15,229     $4,480        $3,007      $  406       $2,674      $25,796
Long-lived assets at December 31 (2).......      $ 4,956     $3,284        $  168      $1,559       $  861      $10,828

(1) Revenues are attributed to countries based on location of the selling entity.

(2)  Represents net PP&E.

28.  OTHER FINANCIAL INFORMATION

     Research and development expenses were $35 for 1999, $42 for 1998 and $44 for 1997.

                           SUPPLEMENTAL PETROLEUM DATA
                                   (UNAUDITED)
                              (DOLLARS IN MILLIONS)

OIL AND GAS PRODUCING ACTIVITIES

     Supplemental Petroleum Data disclosures are presented in accordance with the provisions of SFAS No. 69, "Disclosures about Oil and Gas Producing Activities."

     Accordingly, volumes of reserves and production excluded royalty interests of others, and royalty payments are reflected as reductions in revenues.

RESULTS OF OPERATIONS FOR OIL AND GAS PRODUCING ACTIVITIES

                              TOTAL WORLDWIDE              UNITED STATES                EUROPE                OTHER REGIONS
                         -------------------------  -------------------------  ------------------------- ------------------------
                          1999     1998      1997    1999     1998      1997    1999     1998     1997    1999     1998    1997
                         -------  -------  -------  -------  -------  -------  -------  -------  ------- -------  ------- -------
 CONSOLIDATED COMPANIES
 Revenues
     Sales ............ $ 2,389  $ 1,938  $ 2,603  $   646  $   643  $   787  $ 1,192  $   831  $ 1,181 $   551  $   464 $   635
     Transfers ........     862      646      849      384      272      272      478      374      577      --       --      --
 Exploration (1) ......    (270)    (380)    (457)     (64)    (128)    (134)     (62)    (108)    (131)   (144)    (144)   (192)
 Production ...........    (851)    (806)    (854)    (287)    (303)    (320)    (433)    (382)    (409)   (131)    (121)   (125)
 DD&A .................    (887)    (799)    (827)    (338)    (345)    (246)    (491)    (372)    (419)    (58)     (82)   (162)(2)
 Other (3) ............      18      148      321       13      104      106        6       48      215      (1)      (4)     --
 Income taxes .........    (501)    (201)    (847)     (87)     (36)    (109)    (272)    (100)    (393)   (142)     (65)   (345)
                        -------  -------  -------  -------  -------  -------  -------  -------  ------- -------  ------- -------
     Results of
       Operations .....     760      546      788      267      207      356      418      291      621      75       48    (189)
                        -------  -------  -------  -------  -------  -------  -------  -------  ------- -------  ------- -------
 EQUITY AFFILIATES
 Revenues .............     210       79      109       14       14       15       84       60       94     112        5      --
 Production ...........     (86)     (78)     (54)      (9)      (6)      (5)     (30)     (38)     (43)    (47)     (34)     (6)
 DD&A .................     (33)     (23)     (21)      (4)      (4)      (3)     (16)     (16)     (18)    (13)      (3)     --
 Income taxes .........       8       18       (4)      --       --       --       (1)      (1)      (4)      9       19      --
                        -------  -------  -------  -------  -------  -------  -------  -------  ------- -------  ------- -------
     Results of
       Operations .....      99       (4)      30        1        4        7       37        5       29      61      (13)     (6)
                        -------  -------  -------  -------  -------  -------  -------  -------  ------- -------  ------- -------
        Total ......... $   859  $   542  $   818  $   268  $   211  $   363  $   455  $   296  $   650 $   136  $    35 $  (195)
                        =======  =======  =======  =======  =======  =======  =======  =======  ======= =======  ======= =======

   ---------------

(1) Includes exploration operating expenses, dry hole costs, impairment of unproved properties and depreciation.

(2) Includes charges of $112 for impairment of non-revenue producing properties.

(3) Includes gain/(loss) on disposal of fixed assets and other miscellaneous revenues and expenses.

                           SUPPLEMENTAL PETROLEUM DATA
                                   (UNAUDITED)
                              (DOLLARS IN MILLIONS)

COSTS INCURRED IN OIL AND GAS PROPERTY ACQUISITION, EXPLORATION AND DEVELOPMENT ACTIVITIES (1)

                            TOTAL WORLDWIDE          UNITED STATES               EUROPE                OTHER REGIONS
                        ----------------------  ---------------------   -------------------------  ----------------------
                         1999    1998    1997   1999     1998   1997     1999    1998       1997    1999    1998    1997
                        ------  ------  ------  ------  ------ ------   ------  ------     ------  ------  ------  ------
CONSOLIDATED COMPANIES
Property acquisitions
   Proved (2) ........  $  138  $  254  $  152  $    6  $   24 $  148   $   --  $  230(3)  $   --  $  132  $   --  $    4
   Unproved ..........      19      93     831       1      55    723(4)    12      25         95       6      13      13
Exploration ..........     276     436     450      97     119    107       72     114        135     107     203     208
Development ..........     737   1,019     921     304     542    289      342     403        568      91      74      64
                        ------  ------  ------  ------  ------ ------   ------  ------     ------  ------  ------  ------
     Total ...........   1,170   1,802   2,354     408     740  1,267      426     772        798     336     290     289
EQUITY AFFILIATES
Development ..........     337     564     263      15      30     12        1       2          2     321     532     249
                        ------  ------  ------  ------  ------ ------   ------  ------     ------  ------  ------  ------
     Total ...........  $1,507  $2,366  $2,617  $  423  $  770 $1,279   $  427  $  774     $  800  $  657  $  822  $  538
                        ======  ======  ======  ======  ====== ======   ======  ======     ======  ======  ======  ======

-----------------

(1) These data comprise all costs incurred in the activities shown, whether capitalized or charged to expense at the time they were incurred.

(2)  Does not include properties acquired through property trades.

(3) Includes acquisition costs associated with petroleum reserves acquired in the North Sea.

(4) Includes acquisition costs associated with gas reserves acquired in the South Texas Lobo trend.

CAPITALIZED COSTS RELATING TO OIL AND GAS PRODUCING ACTIVITIES

                               TOTAL WORLDWIDE          UNITED STATES                  EUROPE                  OTHER REGIONS
                         ------------------------- -----------------------    --------------------------  -------------------------
                          1999      1998     1997   1999     1998   1997       1999     1998       1997    1999     1998     1997
                         -------  -------  ------- ------- ------- -------    -------  -------   -------  -------  -------  -------
CONSOLIDATED COMPANIES
Gross costs
   Proved properties ..  $13,661  $13,488  $12,420 $ 4,968 $ 5,013 $ 4,676    $ 6,939  $ 6,942(1)$ 6,276  $ 1,754  $ 1,533  $ 1,468
   Unproved properties     1,201    1,159    1,491     651     634     774(2)     331      262       432      219      263      285
Less
   Accumulated DD&A ...    7,887    7,469    7,201   3,024   2,983   2,907      3,507    3,182     3,008    1,356    1,304    1,286
                         -------  -------  ------- ------- ------- -------    -------  -------   -------  -------  -------  -------
     Total net costs ..    6,975    7,178    6,710   2,595   2,664   2,543      3,763    4,022     3,700      617      492      467
EQUITY AFFILIATES
Gross costs
   Proved properties ..  $ 1,411  $ 1,075  $   518 $   102 $    87 $    62    $   207  $   207   $   207  $ 1,102  $   781  $   249
Less
   Accumulated DD&A ...      134       99       77      25      21      17         90       75        60       19        3       --
                         -------  -------  ------- ------- ------- -------    -------  -------   -------  -------  -------  -------
Total net costs .......    1,277      976      441      77      66      45        117      132       147    1,083      778      249
                         -------  -------  ------- ------- ------- -------    -------  -------   -------  -------  -------  -------
     Total ............  $ 8,252  $ 8,154  $ 7,151 $ 2,672 $ 2,730 $ 2,588    $ 3,880  $ 4,154   $ 3,847  $ 1,700  $ 1,270  $   716
                         =======  =======  ======= ======= ======= =======    =======  =======   =======  =======  =======  =======

-----------------

(1) Includes acquisition costs associated with petroleum reserves acquired in the North Sea.

(2) Includes acquisition costs associated with gas reserves acquired in the South Texas Lobo trend.

                           SUPPLEMENTAL PETROLEUM DATA
                                   (UNAUDITED)
                            (IN MILLIONS OF BARRELS)

ESTIMATED PROVED RESERVES OF OIL (1)

                                 TOTAL WORLDWIDE          UNITED STATES             EUROPE              OTHER REGIONS
                             ----------------------  ----------------------  ----------------------  ----------------------
                              1999    1998    1997    1999    1998    1997    1999    1998    1997    1999    1998    1997
                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
PROVED RESERVES OF
   CONSOLIDATED COMPANIES
Beginning of year ..........    863     893     926     261     277     299     410     421     413     192     195     214
Revisions and other changes      (6)     42      54       4      14       3      (5)     20      43      (5)      8       8
Extensions and discoveries .     54      41      62       7      15      12      37       6      44      10      20       6
Improved recovery ..........     --      14       3      --      --       3      --      11      --      --       3      --
Purchase of reserves (2) ...      1       8       5       1      --       4      --       8       1      --      --      --
Sale of reserves (3) .......     (8)    (16)    (27)     (8)    (16)    (11)     --      --     (16)     --      --      --
Production .................   (116)   (119)   (130)    (27)    (29)    (33)    (59)    (56)    (64)    (30)    (34)    (33)
                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
End of year (4) ............    788     863     893     238     261     277     383     410     421     167     192     195
                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
PROVED RESERVES OF EQUITY
   AFFILIATES
Beginning of year ..........    728     731      47      --      --      --      50      51      47     678     680      --
Revisions and other changes       8       5      10      --      --      --       8       5      10      --      --      --
Extensions and discoveries .     21      --     680      --      --      --       9      --      --      12      --     680
Production .................    (15)     (8)     (6)     --      --      --      (7)     (6)     (6)     (8)     (2)     --
                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
End of year ................    742     728     731      --      --      --      60      50      51     682     678     680
                             ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------  ------
     Total .................  1,530   1,591   1,624     238     261     277     443     460     472     849     870     875
                             ======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======  ======
PROVED DEVELOPED RESERVES
   OF CONSOLIDATED COMPANIES
Beginning of year ..........    622     600     630     222     242     258     228     174     185     172     184     187
End of year ................    565     622     600     202     222     242     217     228     174     146     172     184
PROVED DEVELOPED RESERVES
   OF EQUITY AFFILIATES
Beginning of year ..........     92      43      39      --      --      --      42      43      39      50      --      --
End of year ................    129      92      43      --      --      --      43      42      43      86      50      --

----------------

(1) Oil reserves comprise crude oil and condensate, and natural gas liquids expected to be removed for Conoco's account from its natural gas deliveries.

(2)  Includes reserves acquired through property trades.

(3)  Includes reserves disposed of through property trades.

(4) Includes reserves of 123 at year-end 1998, and 87 at year-end 1997, attributable to Conoco Oil & Gas Associates L.P., in which there is a minority interest with an approximate 20 percent average revenue share (see note 19).

                           SUPPLEMENTAL PETROLEUM DATA
                                   (UNAUDITED)
                             (IN BILLION CUBIC FEET)

ESTIMATED PROVED RESERVES OF GAS

                                 TOTAL WORLDWIDE          UNITED STATES                 EUROPE              OTHER REGIONS
                             ----------------------  ----------------------     ----------------------  ----------------------
                              1999    1998    1997    1999    1998    1997       1999    1998    1997    1999    1998    1997
                             ------  ------  ------  ------  ------  ------     ------  ------  ------  ------  ------  ------
PROVED RESERVES OF
   CONSOLIDATED COMPANIES
Beginning of year ..........  5,802   5,491   5,063   2,319   2,235   1,822      3,053   3,060   3,068     430     196     173
Revisions and other changes       7      25     134     (34)     18      --         31     (20)     97      10      27      37
Extensions and discoveries .    446     961     518     219     624     453         65     111      59     162     226       6
Improved recovery ..........     --      --       1      --      --       1         --      --      --      --      --      --
Purchase of reserves (1) ...    174     116     270       8       4     264(2)      --     112      --     166      --       6
Sale of reserves (3) .......    (30)   (281)    (62)    (30)   (243)    (46)        --     (38)     (7)     --      --      (9)
Production .................   (600)   (510)   (433)   (316)   (319)   (259)      (265)   (172)   (157)    (19)    (19)    (17)
                             ------  ------  ------  ------  ------  ------     ------  ------  ------  ------  ------  ------
End of year (4) ............  5,799   5,802   5,491   2,166   2,319   2,235      2,884   3,053   3,060     749     430     196
                             ------  ------  ------  ------  ------  ------     ------  ------  ------  ------  ------  ------
PROVED RESERVES OF EQUITY
   AFFILIATES
Beginning of year ..........    381     370     333     381     370     333         --      --      --      --      --      --
Revisions and other changes     (35)    (12)     (6)    (35)    (12)     (6)        --      --      --      --      --      --
Extensions and discoveries .     --       1      49      --       1      49         --      --      --      --      --      --
Purchase of reserves .......      3      27      --       3      27      --         --      --      --      --      --      --
Production .................     (6)     (5)     (6)     (6)     (5)     (6)        --      --      --      --      --      --
                             ------  ------  ------  ------  ------  ------     ------  ------  ------  ------  ------  ------
End of year ................    343     381     370     343     381     370         --      --      --      --      --      --
                             ------  ------  ------  ------  ------  ------     ------  ------  ------  ------  ------  ------

    Total ..................  6,142   6,183   5,861   2,509   2,700   2,605      2,884   3,053   3,060     749     430     196
                             ======  ======  ======  ======  ======  ======     ======  ======  ======  ======  ======  ======
PROVED DEVELOPED RESERVES
   OF CONSOLIDATED COMPANIES
Beginning of year ..........  3,991   3,061   2,843   1,828   1,801   1,672      1,954   1,091   1,041     209     169     130
End of year ................  4,164   3,991   3,061   1,792   1,828   1,801      2,017   1,954   1,091     355     209     169
PROVED DEVELOPED RESERVES
   OF EQUITY AFFILIATES
Beginning of year ..........     66      40      36      66      40      36         --      --      --      --      --      --
End of year ................     72      66      40      72      66      40         --      --      --      --      --      --

-------------

(1)  Includes reserves acquired through property trades.

(2)  Includes reserves acquired in the South Texas Lobo trend.

(3)  Includes reserves disposed of through property trades.

(4) Includes reserves of 121 at year-end 1998, and 115 at year-end 1997, attributable to Conoco Oil & Gas Associates L.P., in which there is a minority interest with an approximate 20 percent average revenue share (see note 19).

                           SUPPLEMENTAL PETROLEUM DATA
                                   (UNAUDITED)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

     The information on the following page has been prepared in accordance with SFAS No. 69, which requires the standardized measure of discounted future net cash flows to be based on year-end sales prices, costs and statutory income tax rates and a 10 percent annual discount rate. Specifically, the per-barrel oil sales prices used to calculate the December 31, 1999, data averaged $24.30 for the United States, $24.17 for Europe and $22.93 for other regions. The gas sales prices per thousand cubic feet used averaged $2.24 for the United States, $2.25 for Europe and $3.08 for other regions. Because prices used in the calculation are as of December 31, the standardized measure could vary significantly from year to year based on market conditions at that specific date.

     The projections should not be viewed as realistic estimates of future cash flows nor should the "standardized measure" be interpreted as representing current value to Conoco. Material revisions to estimates of proved reserves may occur in the future; development and production of the reserves may not occur in the periods assumed; actual prices realized are expected to vary significantly from those used; and actual costs may also vary. Conoco's investment and operating decisions are not based on the information presented on the following page, but on a wide range of reserve estimates that include probable as well as proved reserves, and on different price and cost assumptions from those reflected in this information.

                           SUPPLEMENTAL PETROLEUM DATA
                                   (UNAUDITED)
                              (DOLLARS IN MILLIONS)

STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS RELATING TO PROVED OIL AND GAS RESERVES

                                    TOTAL WORLDWIDE               UNITED STATES                    EUROPE
                            ----------------------------  ----------------------------  ----------------------------
                              1999      1998      1997      1999      1998      1997     1999       1998      1997
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
CONSOLIDATED COMPANIES
Future cash flows
   Revenues ............... $ 31,682  $ 20,340  $ 26,666  $  9,824  $  6,148  $  8,355  $ 15,724  $ 11,376  $ 15,119
   Production costs .......   (8,295)   (8,271)   (9,251)   (2,604)   (2,665)   (2,997)   (4,460)   (4,742)   (5,387)
   Development costs ......   (1,573)   (1,548)   (1,586)     (347)     (370)     (446)     (665)     (823)   (1,094)
   Income tax expense .....  (10,212)   (3,904)   (6,822)   (1,805)     (546)   (1,175)   (5,581)   (2,239)   (3,921)
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
Future net cash flows .....   11,602     6,617     9,007     5,068     2,567     3,737     5,018     3,572     4,717
Discounted to present value
  at a 10%  annual rate ...   (4,373)   (2,414)   (3,384)   (2,157)   (1,055)   (1,552)   (1,468)   (1,151)   (1,679)
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
      Total (1) ...........    7,229     4,203     5,623     2,911     1,512     2,185     3,550     2,421     3,038
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
EQUITY AFFILIATES
Future cash flows
   Revenues ...............   13,524     5,327     8,520       839     1,001       893       976       427       651
   Production costs .......   (2,489)   (2,228)   (2,640)     (334)     (346)     (267)     (492)     (266)     (315)
   Development costs ......   (1,168)   (1,086)   (1,300)     (181)     (191)     (174)      (38)      (28)      (30)
   Income tax expense .....   (2,522)     (425)   (1,090)     (115)     (166)     (161)      (78)      (63)     (170)
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
Future net cash flows .....    7,345     1,588     3,490       209       298       291       368        70       136
Discounted to present value
  at a 10% annual rate ....   (5,039)   (1,327)   (2,886)     (155)     (220)     (226)     (106)       (9)      (44)
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
      Total ...............    2,306       261       604        54        78        65       262        61        92
                            --------  --------  --------  --------  --------  --------  --------  --------  --------
         Total ............ $  9,535  $  4,464  $  6,227  $  2,965  $  1,590  $  2,250  $  3,812  $  2,482  $  3,130
                            ========  ========  ========  ========  ========  ========  ========  ========  ========

                                   OTHER REGIONS
                            ----------------------------
                             1999      1998      1997
                            --------  --------  --------
CONSOLIDATED COMPANIES
Future cash flows
   Revenues ............... $  6,134  $  2,816  $  3,192
   Production costs .......   (1,231)     (864)     (867)
   Development costs ......     (561)     (355)      (46)
   Income tax expense .....   (2,826)   (1,119)   (1,726)
                            --------  --------  --------
Future net cash flows .....    1,516       478       553
Discounted to present value
  at a 10%  annual rate ...     (748)     (208)     (153)
                            --------  --------  --------
      Total (1) ...........      768       270       400
                            --------  --------  --------
EQUITY AFFILIATES
Future cash flows
   Revenues ...............   11,709     3,899     6,976
   Production costs .......   (1,663)   (1,616)   (2,058)
   Development costs ......     (949)     (867)   (1,096)
   Income tax expense .....   (2,329)     (196)     (759)
                            --------  --------  --------

Future net cash flows .....    6,768     1,220     3,063
Discounted to present value
  at a 10% annual rate ....   (4,778)   (1,098)   (2,616)
                            --------  --------  --------
      Total ...............    1,990       122       447
                            --------  --------  --------
         Total ............ $  2,758  $    392  $    847
                            ========  ========  ========

----------------

(1) Includes $263 at year-end 1998 and $372 at year-end 1997, attributable to Conoco Oil & Gas Associates L.P., in which there is a minority interest with an approximate 20 percent average revenue share (see note 19).


SUMMARY OF CHANGES IN STANDARDIZED MEASURE OF DISCOUNTED FUTURE NET CASH FLOWS
     RELATING TO PROVED OIL AND GAS RESERVES

                                                                CONSOLIDATED COMPANIES                  EQUITY AFFILIATES
                                                        -----------------------------------    -----------------------------------
                                                          1999         1998        1997          1999        1998       1997
                                                        ---------    ---------    ---------    ---------    ---------    ---------
Balance at January 1 ................................   $   4,203    $   5,623    $   7,289    $     261    $     604    $     300
Sales and transfers of oil and gas produced, net of
    production costs ................................      (2,400)      (1,778)      (2,583)        (124)          (2)         (56)
Development costs incurred during the period ........         737        1,019          921          337          555          218
Net changes in prices and in development and
    production costs ................................       6,650       (3,948)      (4,974)       2,112       (1,155)      (1,242)
Extensions, discoveries and improved recovery, less
    related costs ...................................       1,023          838          818           80            1        1,181
Revisions of previous quantity estimates ............         (24)         189          439           25            2           37
Purchases (sales) of reserves in place - net ........          99          (92)          36            2           18           --
Accretion of discount ...............................         620          916        1,312           36           84           55
Net change in income taxes ..........................      (3,978)       1,541        2,285         (530)         128           16
Other ...............................................         299         (105)          80          107           26           95
                                                        ---------    ---------    ---------    ---------    ---------    ---------
Balance at December 31 ..............................   $   7,229    $   4,203    $   5,623    $   2,306    $     261    $     604
                                                        =========    =========    =========    =========    =========    =========

                      CONSOLIDATED QUARTERLY FINANCIAL DATA
                                   (UNAUDITED)
                     (DOLLARS IN MILLIONS, EXCEPT PER SHARE)

                                                                 QUARTER ENDED
                                            ------------------------------------------------------------
                                              MARCH 31       JUNE 30        SEPTEMBER 30     DECEMBER 31
                                            -----------    -----------      ------------     -----------
1999
Sales and Other Operating Revenues (1) ..   $     5,311    $     6,252      $     7,409      $     8,067
Cost of Goods Sold and Other Expenses (2)   $     5,130    $     6,090      $     7,020      $     7,541
Interest and Debt Expense ...............   $        71    $        79      $        80      $        81
Net Income Before Special Items .........   $        83    $       114      $       261      $       324
Net Income ..............................   $        83    $       114      $       223(5)   $       324
Earnings Per Share
   Basic (3) ............................   $       .13    $       .18      $       .36      $       .52
   Diluted (3) ..........................   $       .13    $       .18      $       .35      $       .51
Dividends per Common Share ..............   $       .14    $       .19      $       .19      $       .19
Market Price of Class A Common Stock (4)
   High .................................   $   25 7/16    $    31 1/4      $    29 1/4      $   29 1/16
   Low ..................................   $    19 3/8    $  22 15/16      $   25 5/16      $  20 15/16
Market Price of Class B Common Stock (4)
   High .................................   $        --    $        --      $    29 3/8      $  28 15/16
   Low ..................................   $        --    $        --      $    24 1/2      $    20 3/4

1998
Sales and Other Operating Revenues (1) ..   $     5,736    $     5,612      $     5,916      $     5,532
Cost of Goods Sold and Other Expenses (2)   $     5,327    $     5,374      $     5,620      $     5,954
Interest and Debt Expense ...............   $         1    $        --      $       107      $        91
Net Income Before Special Items .........   $       293    $       211      $       183      $        34
Net Income (Loss) .......................   $       316(6) $       214(7)   $       183      $      (263)(8)
Earnings Per Share
   Basic (3) ............................   $       .72    $       .49      $       .42      $      (.45)
   Diluted (3) ..........................   $       .72    $       .49      $       .42      $      (.45)
Market Price of Class A Common Stock (4)
   High .................................   $        --    $        --      $        --      $    25 3/4
   Low ..................................   $        --    $        --      $        --      $    19 3/8


(1) Excludes other income and equity in earnings of affiliates of $24, $77, $76 and $93 in each of the quarters in 1999 and $98, $40, $113 and $121 in each of the quarters in 1998.

(2)  Excludes provision for income taxes.

(3) Earnings per share for the year may not equal the sum of the quarterly earnings per share due to changes in average shares outstanding. Earnings per share for the periods prior to the initial public offering was calculated using only Class B common stock, as required by SFAS No. 128 (see note 8 to the consolidated financial statements).

(4) Conoco's Class A common stock and Class B common stock are listed on the New York Stock Exchange (trading symbols: COC.A and COC.B). Class A common stock commenced trading October 22, 1998, subsequent to Conoco's initial public offering. Class B common stock commenced trading on August 16, 1999, subsequent to the conclusion of DuPont's exchange offer, which resulted in 100 percent of Class B common stock being distributed to DuPont shareholders. Prices are reported by the New York Stock Exchange.

(5) Includes $38 ($.06 per share - diluted) related to U.S. downstream litigation and corporate settlement charges.

(6) Includes gain of $23 ($.04 per share-diluted) from sale of certain upstream properties.

(7) Includes net benefit of $3 ($.01 per share-diluted) reflecting both the tax benefit of $31 from the sale of an international upstream subsidiary and a $28 charge for U.S. downstream litigation.

(8) Includes net after-tax charge of $297 ($.47 per share-diluted). This charge was comprised of charges of $183 for non-cash stock option compensation expense related to the initial public offering, $63 for write-down of inventories to market value, $52 principally for employee separation costs, $38 for impairment of long-lived upstream properties, and $14 for litigation charges. These charges are partially offset by gains of $41 from the sale of U.S. producing properties and $12 from sale of an office building.